Exhibit 10.3

Execution Version

ASSET PURCHASE AGREEMENT

by and among

VECIMA TECHNOLOGY INC.,

as Purchaser,

and

CASA SYSTEMS, INC.,

CASA COMMUNICATIONS LIMITED,

GUANGZHOU CASA COMMUNICATIONS LTD,

CASA COMMUNICATIONS TECHNOLOGY S.L.U.,

CASA SYSTEMS CANADA LTD., and

CASA SYSTEMS B.V.

as Sellers

Dated as of April 2, 2024

i

3.13	Material Customers and Suppliers	40

3.14	Financial Statements	41

3.15	Absence of Certain Changes	41

3.16	No Other Representations or Warranties	41

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		42

4.1	Organization, Good Standing and Other Matters	42

4.2	Authority and Enforceability	42

4.3	No Conflict: Required Filings and Consents	42

4.4	Financing	42

4.5	Solvency	43

4.6	Litigation	43

4.7	Brokers and Finders	43

4.8	Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties	43

4.9	No Other Representations or Warranties	44

ARTICLE 5 BANKRUPTCY COURT MATTERS		44

5.1	Competing Transaction	44

5.2	Bankruptcy Court Filings	44

5.3	Assumption of Potential US Assigned Contracts	46

5.4	No Successor Liability	47

ARTICLE 6 PRE-CLOSING COVENANTS		47

6.1	Conduct of Business	47

6.2	Access to Information; Confidentiality	50

6.3	Efforts to Consummate	51

6.4	Notices and Consents	51

6.5	Regulatory Matters and Approvals	52

6.6	Public Announcements	53

6.7	Update of Schedules; Knowledge of Breach; Designated International Contracts	53

6.8	Notification of Certain Matters	54

6.9	Additional Selling Entities	55

6.10	Transferred Leased Real Property	55

6.11	Credit Support	55

6.12	Transition Services Agreement	55

ARTICLE 7 POST-CLOSING COVENANTS		56

7.1	Access to Information; Books and Records	56

7.2	Post-Closing Receipt and Possession of Assets	58

7.3	Tax Matters	58

7.4	Employee Matters	60

7.5	Shared Assets	64

7.6	License Grant	65

7.7	Avoidance Actions	65

ARTICLE 8 CONDITIONS PRECEDENT		65

8.1	Conditions to Each Party’s Obligation	65

8.2	Conditions to Obligation of Purchaser	66

8.3	Conditions to Obligations of the Sellers	66

ARTICLE 9 TERMINATION		67

9.1	Events of Termination	67

9.2	Effect of Termination	68

ARTICLE 10 GENERAL PROVISIONS		69

10.1	Survival of Representations, Warranties and Covenants	69

10.2	Entire Agreement	70

10.3	Amendment; No Waiver	70

10.4	Severability; Specific Versus General Provisions	70

10.5	Expenses and Obligations	70

10.6	Notices	71

10.7	Counterparts	72

10.8	Governing Law	72

10.9	Submission to Jurisdiction; Consent to Service of Process	72

10.10	Waiver of Jury Trial	73

10.11	Rights Cumulative	73

10.12	Assignment	73

10.13	Specific Enforcement; Remedies	74

10.14	Third-Party Beneficiaries	74

10.15	No Personal Liability of Directors, Officers and Owners	75

10.16	General Release	75

10.17	Legal Representation	76

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Escrow Agreement
Exhibit C	Deposit Agreement
Exhibit D	Form of IP Assignment
Exhibit E	Sale Order

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 2, 2024 is entered into by and among Vecima Technology Inc., a Delaware corporation (“Purchaser”), Casa Communications Limited, a private company limited by shares incorporated in Ireland under registered number 580601 and having its registered office at Unit 1 Kilmurry Business Centre, National Technology Park, Castletroy County Limerick, Ireland (“Casa Ireland”), Guangzhou Casa Communications Ltd, a limited liability company incorporated in the PRC (“Casa China”), Casa Systems Canada Ltd., an Ontario corporation (“Casa Canada”), Casa Systems B.V., a Netherlands private company with limited liability (“Casa Netherlands”), Casa Communications Technology S.L.U., a Spain private limited company (“Casa Spain” and, together with, Casa Ireland, Casa China, Casa Canada and Casa Netherlands, the “International Sellers”), and Casa Systems, Inc., a Delaware corporation (the “Casa Seller” and, together with the International Sellers, the “Sellers”). Purchaser and the Sellers are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, the Sellers are engaged in the Business and collectively own all of the Transferred Assets;

WHEREAS, the Casa Seller and certain of its Affiliates will commence voluntary cases under Chapter 11 of the Bankruptcy Code (collectively, the “Bankruptcy Cases”) by filing petitions for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Casa Seller will seek entry by the Bankruptcy Court of the Bid Procedures Order approving the Bid Procedures;

WHEREAS, Purchaser and the Casa Seller intend, among other things, that following the execution of this Agreement, Purchaser will act as a “stalking horse bidder” pursuant to the Bid Procedures for the Transferred Assets;

WHEREAS, in the absence of the Casa Seller’s acceptance of a superior bid made in accordance with the Bid Procedures, Purchaser will purchase, and the Sellers will sell, the Sellers’ right, title and interest in and to the Transferred Assets and Purchaser will assume the Assumed Liabilities, in each case on the terms and subject to the conditions set forth in this Agreement, pursuant to, among other provisions thereof, Section 363 of the Bankruptcy Code and in accordance with the Bid Procedures and subject to entry of the Sale Order by the Bankruptcy Court;

WHEREAS, (i) concurrently with the execution and delivery of this Agreement (A) the Casa Seller and Escrow Agent shall have entered into the Escrow Agreement, and (B) Purchaser, the Casa Seller and Escrow Agent shall enter into the Deposit Agreement, and (ii) within one (1) Business Day of the execution and delivery of this Agreement, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into an escrow account (the “Deposit Escrow Account”) to be established and maintained by Escrow Agent pursuant to the Escrow Agreement and the Deposit Agreement; and

WHEREAS, the Casa Seller and a subset of the International Sellers intend to enter into an Asset Purchase Agreement (the “Other Agreement”) with a purchaser (the “Other Purchaser”) pursuant to which the Casa Seller and a subset of the International Sellers shall sell, transfer, assign, convey and deliver to the Other Purchaser certain assets related to the Other Business.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Accounts Payable” means any and all accounts, notes, trade, other payables and accrued expenses owed by the Sellers, or that may become payable, by the Sellers, with respect to products bought or services rendered on or prior to the Closing Date, all in accordance with GAAP, consistently applied in accordance with past practices.

“Accounts Receivable” means any and all accounts, notes, trade and other receivables owed to the Sellers, all in accordance with GAAP, consistently applied in accordance with past practices, together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including vendor/supplier, employee and other receivables and all Actions pertaining to the collection of amounts that are payable, or that may become payable, to the Sellers with respect to products sold or services performed on or prior to the Closing Date, net of any applicable reserve for returns, discounts, doubtful accounts or other similar deductions reflected thereon. For the avoidance of doubt, Accounts Receivable shall include all of the receivables listed on Schedule 3.14(b), to the extent uncollected as of the Closing.

“Action” means any action, claim, investigation, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator, including any cancellation, opposition, inter parties review, or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means (a) the beneficial ownership of more than fifty percent (50%) of the equity or voting securities of any other Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Notice of Objection” has the meaning set forth in Section 2.11(a).

“Alternate Transaction” has the meaning set forth in Section 9.1(b).

“Andover Leased Real Property” means the property located at 100 Old River Rd., Andover, Massachusetts 01810, governed by the Commercial Lease Agreement, dated October 20, 2023, by and between 100 Old River Road, LLC and the Casa Seller.

“Antitrust Laws” has the meaning set forth in Section 6.5(b).

“Asset Tax Return” means a Tax Return relating to an obligation to pay Asset Taxes.

“Asset Taxes” means any Taxes with respect to the ownership or operation of the Transferred Assets or the Business (other than (a) Taxes based on receipts, net or gross income, (b) VAT and (c) Transfer Taxes).

“Assigned Contracts” has the meaning set forth in Section 2.1(e).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.3(b).

“Attorney-Client Information” has the meaning set forth in Section 10.17.

“Auction” has the meaning set forth in the Bid Procedures.

“Automatic Transfer Employee” means an employee who is dedicated or assigned other than on a temporary basis to the Business and whose employment is expected to transfer from a Seller to a member of the Purchaser’s Group on the Closing Date pursuant to the Regulations, as designated “Automatic Transfer Employees” on the Scheduled Workers Schedule.

“Avoidance Actions” means any and all avoidance, right, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Casa Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy Law, including actions or remedies under Chapter 5 of the Bankruptcy Code, including any proceeds thereof, and any analogous state law claims.

“Back-Up Bidder” has the meaning set forth in the Bid Procedures.

“Back-up Termination Date” means the first to occur of (a) 15 days after the entry of the Sale Order, (b) consummation of the Transactions with the Successful Bidder at the Auction, (c) Purchaser’s receipt of notice from the Casa Seller of the release by the Casa Seller of Purchaser’s obligations under Section 5.2(c) and (d) June 15, 2024.

“Balance Sheet Date” has the meaning set forth in Section 3.14(a).

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Amount” equals $20,000,000.

“Bid Deadline” has the meaning set forth in the Bid Procedures Order.

“Bid Procedures” means those certain bidding procedures to be filed and approved by the Bankruptcy Court attached as Exhibit 1 to the Bid Procedures Order.

“Bid Procedures Order” means an Order by the Bankruptcy Court approving the Bid Procedures.

“Bid Protections” has the meaning set forth in Section 9.2(b).

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement in respect of the Transferred Assets (other than the Irish Assets and Business) and the Assumed Liabilities, dated as of the Closing Date, by and between the Sellers and Purchaser, substantially in the form attached hereto as Exhibit A.

“Break-Up Fee” has the meaning set forth in Section 9.2(b).

“Business” means the business of developing, manufacturing, marketing, distributing, selling, servicing and supporting broadband hardware, software and equipment and related services, including all cable modem termination systems (CMTS), converged cable access platforms (CCAP), virtual converged cable access platforms (vCCAP), distributed access architecture (DAA), Casa video core (CVC), intelligent access controller (IAC) product solutions, virtual broadband network gateway (vBNG) and multi-service router (MSR), excluding any products exclusively used for 4G and 5G wireless infrastructure including 4G/5G Mobile Core, Apex-branded Small Cell solutions, Aurus-branded Fixed Wireless Devices, and IoT routers. The Business shall specifically include CMTS, I-CCAP, vCMTS, vCCAP, vBNG, vWAG, all DAA node platforms, Video Core, IAC, 10G EPON DPoE Bridge/Voice ONU, IA 10G EPON DPoE Remote OLT, Remote PHY Shelf and Out-of-Band Core product solutions and related services.

“Business Confidential Information” means information in the Sellers’ or its Subsidiaries’ possession on or prior to the Closing Date that is confidential, proprietary or generally not available to the public and related to the operation of the Business, regardless of the form or format of the information (written, verbal, electronic or otherwise). “Business Confidential Information” will not include information that is or becomes generally available to the public through no breach by the Sellers of this Agreement.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in the State of New York are authorized or required to be closed.

“Casa Canada” has the meaning set forth in the preamble.

“Casa China” has the meaning set forth in the preamble.

“Casa Ireland” has the meaning set forth in the preamble.

“Casa Netherlands” has the meaning set forth in the preamble.

“Casa Seller” has the meaning set forth in the preamble.

“Casa Spain” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, or any successor law, and regulations issued by the IRS pursuant thereto.

“Competing Bid” has the meaning set forth in Section 5.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 26, 2023, by and between the Casa Seller and Purchaser.

“Consent” means any consent, approval, authorization, waiver or license.

“Continuing Contractor” has the meaning set forth in Section 7.4(c).

“Continuing Employee” has the meaning set forth in Section 7.4(b).

“Continuing Offer Employee” has the meaning set forth in Section 7.4(c).

“Contract” means any written or oral agreement, mortgage, indenture, lease (whether for real or personal property), license, commitment, sale and purchase order, contract or subcontract, and any other written or oral instrument, arrangement or understanding of any kind that is or purports to be legally binding.

“Contracting Parties” has the meaning set forth in Section 10.15.

“Cure Costs” means the monetary amounts that are required to be paid under Sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Designated US Contract, as agreed upon by the Parties, or determined by the Bankruptcy Court pursuant to the procedures in the Bid Procedures Order.

“Deposit Agreement” means the good faith deposit agreement, dated as of the date hereof, by and among Purchaser, the Casa Seller and the Escrow Agent, a copy of which is attached hereto as Exhibit C.

“Deposit Escrow Account” has the meaning set forth in the Recitals.

“Deposit Escrow Amount” means $2,000,000.

“Designated International Contracts” has the meaning set forth in Section 6.7(e).

“Designated US Contracts” has the meaning set forth in Section 5.3(b).

“Determined Cure Costs” means, in the aggregate, all Cure Costs payable in respect of the US Assigned Contracts as determined pursuant to the Sale Order.

“Disputed IP” has the meaning set forth in Section 7.5(b).

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment or worker health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, disposal, Release or transportation of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations issued pursuant thereto.

“ERISA Affiliate” means any Person that is a member of the group described in Section 414(b), (c), or (m) of the Code that includes the Casa Seller or any Subsidiary of the Casa Seller.

“Escrow Agent” means Epiq Corporate Restructuring, LLC, a New York limited liability company.

“Escrow Agreement” means the escrow agreement, dated as of the date hereof, by and between the Casa Seller and the Escrow Agent, a copy of which is attached hereto as Exhibit B.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means the following originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Sellers and the Business: (i) all corporate minute books (and other similar corporate records) and stock records of the Sellers, (ii) any books and records relating to the Excluded Assets or Taxes paid or payable by the Sellers (excluding such books and records related solely to the Transferred Assets), (iii) all Tax Returns of the Sellers (excluding such Tax Returns related solely to the Transferred Assets), (iv) any records, documents or other information solely to the extent related to any current or former employee of the Sellers and the Business who is not a Scheduled Employee or does not become a Continuing Employee, or (v) any books, records or other materials that the Sellers (x) are required by Law to retain (copies of which, to the extent permitted by Law, will be made available to Purchaser upon Purchaser’s reasonable request), (y) reasonably believe are necessary to enable them to prepare or file Tax Returns (copies of which will be made available to Purchaser upon Purchaser’s reasonable request) or (z) are prohibited by Law from delivering to Purchaser.

“Excluded Contracts” means all Contracts of the Sellers and their Subsidiaries other than the Assigned Contracts.

“Excluded Intellectual Property” has the meaning set forth in Section 2.2(j).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expense Reimbursement Amount” means the aggregate amount of all documented out of pocket costs, expenses and fees incurred by Purchaser in connection with evaluating, negotiating, documenting and performing the Transactions, including fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by or on behalf of Purchaser in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the Transactions, including the Bankruptcy Cases and other judicial and regulatory proceedings related to such transactions, in an aggregate amount not to exceed $500,000.

“Final Allocation Statement” has the meaning set forth in Section 2.11(a).

“Final Order” means an Order (a) as to which no appeal, leave to appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing, or motion for new trial has been timely filed (in cases in which there is a date by which such filing is required to occur or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further appeal thereon), (b) in respect of which the time period for instituting or filing an appeal, leave to appeal, motion for rehearing or motion for a new trial shall have expired (in cases in which such time period is capable of expiring), and (c) as to which no stay is in effect.

“Financial Assurance” has the meaning set forth in Section 6.11.

“Financial Statements” has the meaning set forth in Section 3.14(a).

“Fraud” means actual and intentional common law fraud by a Party or its representatives, as determined in accordance with the Laws of the State of Delaware, with respect to the making of any representation or warranty by such Party set forth in this Agreement.

“Free and Clear” means free and clear of all Liens (other than the Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.

“Fundamental Purchaser Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(i) and Section 4.7.

“Fundamental Seller Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(i) and Section 3.8.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court) or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS).

“Guangzhou Leased Real Property” means (a) the property located at Room 901 and Room 1001, No. 15 Software Road, Tianhe District, Guangzhou, Guangdong Province, PRC, governed by the Lease, dated December 20, 2021, by and between Guangzhou High & New Technology Industrial Group Co., Ltd. and Casa China, and (b) the property located at Room 301, Building No. 2, No.35 Sicheng Road, Tianhe District, Guangzhou, Guangdong Province, PRC, governed by the Lease, dated December 20, 2021, by and between Guangzhou High & New Technology Industrial Group Co., Ltd. and Casa China.

“Hazardous Substances” means any substances, materials or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person and without duplication, all obligations in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) reimbursement obligations under letters of credit, but solely to the extent drawn; (d) any unpaid balance of the purchase price of any property (including pursuant to capital leases); (e) any outstanding but unpaid accrued severance or restructuring costs; (f) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (e); and (g) any guaranty by such Person of any indebtedness of any third party described in clauses (a) through (f).

“Intellectual Property” means any and all intellectual property or proprietary rights in any jurisdiction throughout the world, arising from the following: (i) patents and patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions, renewal applications, or reexaminations thereof; (ii) trademarks, service marks, trade dress, service names, trade names, brand names, logos, business names, corporate names and other source or business identifiers, all registrations and applications for registration thereof, and, in each case, together with all of the goodwill associated therewith and symbolized thereby; (iii) copyrights in both published and unpublished works (including copyrights in Software and in hardware design, manufacturing files, technical documentation, instructions, user manuals, and training materials related to hardware, and in configuration, implementation, service and maintenance instructions, records and data related to Software or hardware), and all registrations, applications for registration, renewals, extensions, restorations, and reversions, and all moral rights thereof; (iv) trade secrets, industrial secret rights, database rights, and rights in know-how, confidential or proprietary information (including trade secret and other proprietary information rights in unpublished Software and in hardware design, manufacturing files, technical documentation, instructions, user manuals, and training materials related to hardware, and in configuration, implementation, service and maintenance instructions, records and data related to Software or hardware); (v) internet domain name registrations and social media accounts; (vi) all other similar or equivalent intellectual property or proprietary rights anywhere in the world; (vii) the right to sue and recover for past, present, and future infringement, misappropriation, breach or other violation of any of the foregoing; and (viii) all rights to collect any fees, revenues, and royalties on any of the foregoing.

“International Assigned Contracts” has the meaning set forth in Section 2.1(e).

“International Assigned Contract Payments” has the meaning set forth in Section 6.7(e).

“International Sellers” has the meaning set forth in the preamble.

“International Transferred Leased Real Property” has the meaning set forth in Section 2.1(e).

“Inventory” has the meaning set forth in Section 2.1(b).

“IP Assignment” means the intellectual property assignment, dated as of the Closing Date, by and between the Casa Seller and Purchaser, substantially in the form attached hereto as Exhibit D.

“Irish Assets and Business” means (i) all Irish-situated assets forming part of the Transferred Assets; and (ii) any other assets being transferred by Casa Ireland and forming part of the Transferred Assets.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with regard to the Sellers, the actual knowledge, after reasonable inquiry, of Michael Glickman, Edward Durkin, Colin Kincaid and Carmen Pombeiro, in each case as of the date of this Agreement or the Closing Date, as applicable (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with regard to Purchaser, the actual knowledge, after reasonable inquiry, of Sumit Kumar and Dale Booth, in each case as of the date of this Agreement or as of the Closing Date, as applicable (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any federal, national, provincial, state, local or municipal law, ordinance, principle of common law, code, regulation or statute enacted, adopted, issued or promulgated by any Governmental Authority.

“Law Firm” means Sidley Austin LLP and its successors and Young Conaway Stargatt & Taylor, LLP and its successors.

“Lease” means the leases and subleases governing the Leased Real Property.

“Leased Real Property” has the meaning set forth in Section 3.6(b).

“Liabilities” shall mean debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Licensed IP” means collectively the Purchaser Licensed IP and the Third Party IP.

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Transferred Assets, and liens issued pursuant to Section 361, 363 or 364 of the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, hypothecation, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements, or any other rights granted or consensual as or against any Transferred Assets including easements, encroachments, rights of first refusal, preemptive rights, options, or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under the Bankruptcy Code, and including all costs and expenses relating thereto.

“Limerick Leased Real Property” means the property located at Kilmurry Business Centre, Unit 1 National Technology Park, Plassey Rd., Castletroy, Limerick, V94 RX49, Ireland, governed by the Lease, dated September 20, 2016, by and between Halliemill Limited and Casa Ireland.

“Losses” means, with respect to any Person, all losses, Liabilities, claims, demands, judgments, damages, fines, suits, actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) of any kind against or affecting such Person.

“Material Adverse Effect” means any event, change, circumstance, condition, state of facts, occurrence, development or effect that, individually or in the aggregate with all other events, changes, circumstances, conditions, states of facts, occurrences, developments or effects, (x) has had or would reasonably be expected to have a material adverse effect on the assets, business, condition (financial or otherwise), operations, cash flows or results of operations of the Business (including the Transferred Assets and Assumed Liabilities) taken as a whole or (y) would reasonably be expected to prevent or materially impair the Sellers’ performance of their obligations under this Agreement or the Related Documents or the consummation of the Transactions; provided, however, that in the case of clause (x) no event, change, circumstance, condition, state of facts, occurrence, development or effect to the extent arising out of the following shall be deemed (either alone or in combination) to constitute, or taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which the Business operates; (b) any change in the United States or foreign economies, or securities, banking or financial markets in general; (c) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic or disease, outbreak of disease or other public health emergency (including COVID-19), hostility, act of war, sabotage or terrorism or military action or any escalation or worsening of any such conditions; (d) any specific action taken (or omitted) by the Sellers at the written request of Purchaser (other than any action restricted by Section 6.1) or any change from, or effects arising from or relating to, Purchaser unreasonably withholding its consent to the Sellers’ written request to take any action restricted by Section 6.1; (e) any change after the date hereof in, or effects arising from or relating to changes after the date hereof in, Laws or accounting rules (including GAAP) or any interpretation thereof; (f) national or international political, labor or social conditions in general; (g) the public announcement of, or pendency of, this Agreement and the Transactions; (h) the sale of any assets other than the Transferred Assets to any third parties by the Sellers or any of their Affiliates; or (i) any effect arising or resulting from or related to the filing or pendency of the Bankruptcy Cases; further provided, that with respect to clauses (a), (b), (c), (e) and (f), such events, changes, circumstances, conditions, states of facts, occurrences, developments or effects will not be excluded to the extent the same disproportionately adversely affects the Business, taken as a whole, as compared to other similarly situated businesses in the industries in which the Business operates.

“Material Customer” has the meaning set forth in Section 3.13.

“Material Supplier” has the meaning set forth in Section 3.13.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.9(c).

“Non-US Visa Employee” has the meaning set forth in Section 7.4(e).

“Non-Transferred Asset” has the meaning set forth in Section 2.5.

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

“Occupancy Agreement” means, with respect to any Transferred Leased Real Property, a sublease agreement, shared access agreement permitting Purchaser (or its designated Affiliate) to occupy and use a portion of such Transferred Leased Real Property upon such terms and in form and substance reasonably acceptable to Purchaser.

“Offer Employees” means the Scheduled Employees other than the Automatic Transfer Employees, designated as “Offer Employees” on the Scheduled Workers Schedule which may be offered employment by Purchaser in accordance with Section 7.4.

“Open Source Software” means any software that is generally known in the software industry as open source or free software, including software licensed pursuant to any license identified as an “open source license” by the Open Source Initiative or other similar license (such as, without limitation the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Order” means any award, decision, injunction, order, judgment, ruling, decree, writ, subpoena, settlement, verdict, or assessment or arbitration award entered, issued, made or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation or organization or articles of organization of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Other Agreement” has the meaning set forth in the Preamble.

“Other Business” means the Casa Seller’s cloud/RAN business, including, without limitation, it 4G/5G core, small cell core, security gateway (SeGW), cellular IoT serving gateway node (C-SGN), evolved packet core (EPC), application gateway function (AGF), home next generation node B 4G/5G (HeNB-GW HgNB-GW), evolved packet data gateway (ePDG), non-3GPP interworking function (N3IWF), Axyom network manager (ANM), Axyom element management system (AeMSA), and Apex radio access network (RAN) solutions – 4G, 4G/5G, and 5G radio solutions.

“Other Purchaser” has the meaning set forth in the Preamble.

“Outside Date” has the meaning set forth in Section 9.1(g).

“Owned Intellectual Property” means the Intellectual Property owned by the Sellers or any Subsidiary that is used in or held for use in the Business, including the Intellectual Property listed on Schedule 1.1(a).

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permit” means all permits, authorizations, licenses, registrations, certificates, franchises, clearances, qualifications, exemptions, waivers, variances, privileges, consents and other approvals issued by or from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been recorded on financial statements in accordance with GAAP; (b) immaterial mechanics’, carriers’, workers’, repairers’ and other similar common law or statutory Liens arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings; (c) zoning, entitlement and building regulations and land use restrictions which, in any case, do not (and could not reasonably be expected to) materially impair the ownership, operation or use of the impacted Transferred Asset(s) as currently owned, operated and used; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements to the extent described on Schedule 1.1(b); (e) Liens arising under leases of property or equipment in favor of the owner thereof to the extent described on Schedule 1.1(b); (f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) licenses of Intellectual Property granted in the ordinary course of business; (i) Liens arising under or created by this Agreement or any of the Related Documents; and (j) Liens set forth on Schedule 1.1(b).

“Person” means any individual, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means any information that (a) is about or relating to an identified or identifiable individual; an “identifiable individual” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, including, unique device or browser identifiers, names, addresses, telephone numbers, email addresses, social security numbers, or account information, or (b) constitutes “personal data,” “personal information,” “personally identifiable information,” or other similar terms as defined by applicable Privacy Requirements.

“Petition Date” means April 3, 2024.

“Potential Assigned Contracts” has the meaning set forth in Section 2.1(e).

“Potential International Assigned Contracts” has the meaning set forth in Section 2.1(e).

“Potential US Assigned Contracts” has the meaning set forth in Section 2.1(d).

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

“PRC Continuing Offer Employee” has the meaning set forth in Section 7.4(c).

“PRC Labor Law” means applicable Laws in the PRC relating to labor, employment, and statutory social benefits, including the Labor Law, the Employment Contract Law, the Social Security Law, the Regulations on the Housing Provident Fund, and the Regulations on Paid Annual Leave of Employees.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.3(a).

“Privacy Requirements” has the meaning set forth in Section 3.11(a).

“Proposed Allocation Statement” has the meaning set forth in Section 2.11(a).

“Protected Period” has the meaning set forth in Section 7.4(d).

“Public Health Measures” means any (a) closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, quarantine, shut down, closure, curfew or other restrictions or any other Laws, orders, decrees, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with any pandemic or disease, outbreak of disease or other public health emergency (including COVID-19), or (b) commercially reasonable actions taken in good faith by any Party as a result of any pandemic or disease, outbreak of disease or other public health emergency (including COVID-19).

“Purchase Price” has the meaning set forth in Section 2.8(a).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Group Members” has the meaning set forth in Section 10.17.

“Purchaser Licensed IP” means any Transferred Intellectual Property that, at Closing, Purchaser designates as Purchaser Licensed IP pursuant to Section 2.2.

“Purchaser Releasing Party” has the meaning set forth in Section 10.16(b).

“Purchaser’s Group” means Purchaser and its Affiliates.

“Registered IP” has the meaning set forth in Section 3.10(a).

“Regulations” means the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses or any country legislation implementing the Directive or any other similar Law (including the Transfer of Undertakings (Protection of Employment) Regulations 2006).

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Escrow Agreement, the Deposit Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement, IP Assignment and any other document, agreement, certificate or instrument entered into in connection with this Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Sale Motion” means the motion, pleading or other filing of the Casa Seller seeking entry of the Bid Procedures Order and the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court approving and authorizing this Agreement and all of the terms and conditions hereof (including approving and authorizing the Casa Seller’s assumption and assignment pursuant to Section 365 of the Bankruptcy Code of the US Assigned Contracts, and approving and authorizing the Casa Seller to consummate the Transactions contemplated hereby Free and Clear to the full extent permitted pursuant to Section 363(f) of the Bankruptcy Code and containing a finding that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code), in form and substance acceptable to Purchaser and the Casa Seller in each Party’s commercially reasonable discretion. The Sale Order shall be appended to this Agreement as Exhibit E prior to the Closing Date .

“Scheduled Contractors” has the meaning set forth in Section 7.4(a).

“Scheduled Employees” has the meaning set forth in Section 7.4(a).

“Scheduled Workers Schedule” has the meaning set forth in Section 7.4(a).

“Seller Access Contact” has the meaning set forth in Section 6.2(a).

“Seller Benefit Plan” means (i) each employee benefit plan as defined in Section 3(3) of ERISA; (ii) each other pension, retirement, group insurance, severance pay, deferred compensation, employment, equity incentive, equity-based compensation, and incentive plan, program, agreement, policy or arrangement pertaining to any Scheduled Employee or Scheduled Contractor, including, housing funds, paid annual leave, but excluding (x) any benefits provided by a Governmental Authority and (y) other statutory compensation and welfare under the PRC Labor Law in each case, which the Sellers or their Subsidiaries sponsor, contributes to, maintains, or to which the Sellers or their Subsidiaries may otherwise have any Liability.

“Seller Group Members” has the meaning set forth in Section 10.17.

“Seller IP” means, collectively, the Transferred Intellectual Property and the Licensed IP.

“Seller IT Assets” means all computers, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, including all third party Software, and all documentation related to the foregoing, owned by, or licensed or leased to the Sellers or any of their Subsidiaries that are listed on Schedule 2.1(g), or that are primarily used or held for use in, or primarily related to, the Business.

“Seller Permits” has the meaning set forth in Section 3.4(b).

“Seller Releasing Party” has the meaning set forth in Section 10.16(a)

“Seller Software” means any Software owned by the Sellers or any of their Subsidiaries (i) that is used or held for use in the Business or (ii) is a part of, incorporated in, or distributed with, any of the Sellers’ products or services sold by the Business.

“Seller Tax Claim” has the meaning set forth in Section 7.3(e).

“Seller Taxes” means any (a) Liability of the Sellers or any Subsidiary for Taxes other than Asset Taxes for the portion of any Straddle Period beginning after the Closing Date, (b) any Liability for Asset Taxes attributable to any Pre-Closing Tax Period and the portion of a Straddle Period ending on the Closing Date allocated to the Sellers pursuant to Section 7.3(c), (c) any Liability of the Sellers or any Subsidiary for the unpaid Taxes of any Person under Section 1.1502-6 of U.S. Department of the Treasury regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise and (d) any Transfer Taxes allocated to the Sellers pursuant to Section 2.9.

“Sellers” has the meaning set forth in the preamble.

“Shared Assets” has the meaning set forth in Section 7.5(a).

“Shared IP” has the meaning set forth in Section 7.5(c).

“Software” shall mean computer software programs, routines, scripts, algorithms, instructions, libraries, and software systems, including data, databases, compilations, tool sets, compilers, applications, interfaces, higher level “proprietary” languages and related technical, training, programmer, maintenance, specification, flowchart, and user manuals, flowcharts, descriptions, records, files, documentation and materials, whether in source code, object code or human readable form.

“Subsidiary” shall mean any entity which any of the Sellers, directly or indirectly, (a) has the power, through the ownership of units, securities, other ownership interests or otherwise, to elect a majority of the board of directors, board of managers or other persons performing similar functions or (b) holds a majority of the outstanding equity interests.

“Successful Bid” has the meaning set forth in the Bid Procedures.

“Successful Bidder” has the meaning set forth in the Bid Procedures.

“Tax” means any United States federal, state, local or foreign tax, custom, duty, or other like assessment or charge of any kind whatsoever (including any income, franchise, branch profits, capital gains, value-added, sales, use, property, transfer, payroll, social security windfall profit, production, license, excise, stamp, environmental or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Tax Clearance Certificate” has the meaning set forth in Section 2.7(d)(ii).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Term Lenders” means, collectively, each of the lenders party to (a) that certain Superpriority Credit Agreement, dated as of June 15, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Casa Seller as the borrower, JPMorgan Chase Bank, N.A., as administrative agent (and any of its successors and assigns), Delaware Trust Company, as collateral agent, and the lenders party thereto from time to time, or (b) that certain Credit Agreement, dated as of December 20, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Casa Seller, as the borrower, Delaware Trust Company, as administrative agent and collateral agent, and the lenders party thereto from time to time.

“Third Party IP” means each item of Intellectual Property that is owned by a third party and used by Sellers or any of their Subsidiaries, whether for their internal use in or for the Business, or incorporated into, or distributed with, any of Sellers’ or their Subsidiaries’ products or services sold as part of the Business.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.9.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Intellectual Property” has the meaning set forth in Section 2.1(h).

“Transition Services Agreement” means the transition services agreement, dated as of the Closing Date, by and between the Casa Seller, Purchaser and the Other Purchaser, substantially in form and substance agreed to by the Casa Seller, Purchaser and the Other Purchaser in good faith prior to the Closing.

“VAT” means any value-added tax, goods and services tax or similar tax charged or collected by any Governmental Authority.

“WARN Act” has the meaning set forth in Section 3.9(d).

“Work-Around” has the meaning set forth in Section 2.5.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i) Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

(ii) Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent that the relevance of such disclosure to such other Schedule is reasonably apparent on its face to a reader of such disclosure. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or any Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

(viii) Including. The word “including,” or any variation thereof, means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Successors. A reference to any Party to this Agreement, any Related Document or any other agreement or document shall include such Party’s successors and permitted assigns.

(x) Laws. A reference to laws or legislation are references to such laws and legislation as they may be amended or supplemented from time to time, and references to laws and legislation include references to any succeeding law, modification or re-enactment thereof, any legislative provision substituted therefor, and to the implementing rules or regulations promulgated pursuant thereto.

(xi) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a specific reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on such balance sheet or financial statements or (c) such item is set forth in the notes to such financial statements.

(xii) Made Available. Any reference in this Agreement to “made available” means only a document or other item of information that was (1) provided, delivered or made available to Purchaser and its representatives in the electronic data room maintained by Intralinks under the name “Project Circle,” and to which Purchaser and its representatives have access, or (2) publicly filed and available on the SEC database, in each case of clauses (1) and 2), as of 5:00 p.m. (Eastern Time) on the date that is one (1) day prior to the date hereof.

(b) All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein, except as otherwise set forth herein. The phrase “to Seller’s Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement and the Related Documents. The Parties agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the Party agreeing to such change is agreeing to a change in meaning (as the Party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2

THE PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and the Sale Order, at the Closing, Purchaser shall purchase, assume and accept from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear (except for Permitted Liens), all of the Sellers’ rights, title and interests in, to and under all of the following assets, interests, and rights, of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned, leased or licensed by the applicable Seller and (except as otherwise expressly set forth in this Section 2.1), other than the Excluded Assets, as the same shall exist on the Closing Date (collectively, the “Transferred Assets”):

(a) the Accounts Receivable of the Sellers to the extent related to the sale of products and services by the Business (the “Transferred Accounts Receivable”);

(b) all supplies and other inventories, including all raw materials, works-in-process, finished goods, packaging, supplies and parts, primarily used in the Business or produced in or by the Business, whether held at any location or facility of the Sellers or any of their Subsidiaries or in transit to or from the Sellers or any of their Subsidiaries (the “Inventory”);

(c) to the extent transferable, the Seller Permits (including any applications that are in process) (i) primarily used in the Business or (ii) required to conduct the Business or operate the Transferred Leased Real Property;

(d) the Contracts, including for use of Third Party IP, and including Leases related to Real Property (such Leases, the “US Transferred Leased Real Property”), of the Casa Seller included in the Seller IT Assets or related primarily to the Business, including those listed on Schedule 2.1(d) (collectively, the “Potential US Assigned Contracts”) that Purchaser designates as Designated US Contracts pursuant to Section 5.3(c) and remain identified as Designated US Contracts as of the Closing Date, excluding such Contracts that expire or are terminated prior to the Closing (collectively, the “US Assigned Contracts”);

(e) the Contracts, including for use of Third Party IP, and including Leases related to Real Property (such Leases, the “International Transferred Leased Real Property” and, together with the US Transferred Leased Real Property, the “Transferred Leased Real Property”), of the International Sellers included in the Seller IT Assets or related primarily to the Business, including those listed on Schedule 2.1(e) (collectively, the “Potential International Assigned Contracts” and together with the Potential US Assigned Contracts, the “Potential Assigned Contracts”) that Purchaser designates as Designated International Contracts pursuant to Section 6.7(e), excluding such Contracts that expire or are terminated prior to the Closing (collectively, the “International Assigned Contracts” and together with the US Assigned Contracts, the “Assigned Contracts”);

(f) all books and records, databases, files, documents, data and information of the Sellers and their Subsidiaries to the extent related to the Business, whether in hard copy or electronic format, including financial and accounting records, customer and supplier lists, marketing plans and market research, sales and promotional literature, manuals and data, sales and purchase correspondence, to the extent permitted by Law personnel and employment records of Continuing Employees (including copies of personnel and employment records of Continuing Employees required to be retained by Law by the Sellers and their Subsidiaries), other than the Excluded Books and Records; provided, however, that the Sellers shall be entitled to retain copies of any such materials solely for recordkeeping purposes;

(g) all equipment, machinery, vehicles and other tangible personal property, including office furniture and fixtures, computers, networking equipment, industrial equipment and supplies, whether owned or leased, primarily used in the Business, and all Seller IT Assets, including those listed on Schedule 2.1(g);

(h) all Owned Intellectual Property and Seller Software, including those listed on Schedule 1.1(a) and excluding those that Purchaser elects to designate as Excluded Assets under Section 2.2 (the “Transferred Intellectual Property”);

(i) all Avoidance Actions, (i) relating to the Transferred Assets, the Assumed Liabilities, the Continuing Employees, the Continuing Contractors or the acquisition, ownership, management, operation, use, function or value of the Business or any Transferred Asset; or (ii) against any counterparty to a US Assigned Contract or Permit or any Affiliate of such counterparty;

(j) all of the Sellers’ and their Subsidiaries’ escrow monies and deposits in the possession of landlords and utility companies with respect to the Transferred Leased Real Property;

(k) all of the Sellers’ and their Subsidiaries’ rights, claims or causes of action against third parties (i) to the extent related to the Business, the Transferred Assets, the Assumed Liabilities, the Continuing Employees or the Continuing Contractors (including all guaranties, warranties, indemnities and similar rights in favor of the Sellers or any of their Subsidiaries to the extent related to the Business, the Transferred Assets, the Assumed Liabilities, the Continuing Employees or the Continuing Contractors), including any rights, claims or causes of action arising under the Bankruptcy Code, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, or (ii) under non-disclosure or confidentiality agreements with prospective purchasers of the Business or any portion thereof;

(l) to the extent transferable, (i) all current and prior insurance policies of the Sellers or any of their Subsidiaries exclusively relating to the Business, the Transferred Assets, the Assumed Liabilities, the Continuing Employees or the Continuing Contractors, and (ii) all rights and benefits of the Sellers or any of their Subsidiaries under all current and prior insurance policies of the Sellers or any of their Subsidiaries to the extent relating to the Business, the Transferred Assets, the Assumed Liabilities, the Continuing Employees or the Continuing Contractors, in each case of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(m) all rights to any credits, statements, rebates (including vendor or supplier rebates), reimbursement or rights of set off, in each case, to the extent related to or associated with the Business, the Transferred Assets, the Assumed Liabilities, the Continuing Employees or the Continuing Contractors;

(n) the goodwill to the extent relating to the Business;

(o) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent used in or held for use for the Business, the Transferred Assets listed in clauses (a) through (m) above, the Assumed Liabilities, the Continuing Employees or the Continuing Contractors, but excluding (without duplication) (i) any refunds of Taxes to the extent included in Section 2.2(d) and (ii) any prepayments or deposits of any Asset Taxes prior to the date hereof for which a Seller shall receive credit to the extent provided in Section 7.3(c);

(p) the assets listed on Schedule 2.1(p); and

(q) any other assets, interests or rights primarily related to the Business.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, any and all assets, title, rights and interest in, to and under the following assets and interests of the Sellers (collectively, the “Excluded Assets”) shall be retained by the Sellers, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction:

(a) all (i) cash and cash equivalents, wherever located, including bank balances and bank accounts or safe deposit boxes, monies in the possession of any banks, checks, funds in time and demand deposits, savings and loans or trust companies and similar cash items, and (ii) investment securities and other short- and medium-term investments;

(b) any interest or consideration received by the Sellers or their Affiliates pursuant to, and all rights of the Sellers and their Affiliates under, this Agreement or any Related Document, including the right to receive the Purchase Price and to enforce the Sellers’ rights and remedies thereunder, subject to the terms hereof and thereof;

(c) any (i) Attorney-Client Information and (ii) claims under any director and officer, errors and omissions, fiduciary and commercial crime insurance policies;

(d) (i) all Tax assets and attributes of the Sellers and their Subsidiaries, (ii) all rights to income Tax refunds or credits of the Sellers and their Subsidiaries, and (iii) all rights to Tax refunds or credits with respect to any Excluded Asset or Excluded Liability;

(e) all Excluded Contracts;

(f) the Excluded Books and Records;

(g) all cash in the Casa Seller’s adequate assurance account relating to utilities under Section 366 of the Bankruptcy Code;

(h) any and all proceeds relating to any and all bonds, letters of credit, guarantees or other security provided by the Sellers;

(i) any shares or other equity interests in the Sellers, any of their Subsidiaries or any other Person or any securities of the Sellers, any of their Subsidiaries or any other Person;

(j) all (i) Intellectual Property that is listed on Schedule 2.2(j)(i), and (ii) all other Intellectual Property owned by the Sellers or any of their Affiliates that is not Transferred Intellectual Property (collectively clauses (i) and (ii), “Excluded Intellectual Property”);

(k) any prepayments and good faith and other bid deposits submitted by any third party under the terms of the Bid Procedure Order;

(l) all of the Sellers’ and their Subsidiaries’ rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Sellers or their Subsidiaries (including all guaranties, warranties, indemnities and similar rights in favor of the Sellers or any of their Affiliates) to the extent relating to the Excluded Assets or Excluded Liabilities, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date;

(m) all rights under the Seller Benefit Plans and any trusts, funding vehicles and other assets related thereto;

(n) the assets listed on Schedule 2.2(n);

(o) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, rights of recovery, rights under guarantees, warranties (express or implied), indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent related to or used in or held with use for the Excluded Assets listed in clauses (a) through (n) above; and

(p) all records and reports prepared or received by the Sellers or any of their Affiliates in connection with the sale of the Business and the Transactions, including all analyses relating to the Business or Purchaser so prepared or received.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Related Documents, at any time prior to the Closing, Purchaser may, in its sole discretion, (a) designate any Transferred Asset as an Excluded Asset, and upon such designation such asset will constitute an Excluded Asset for all purposes of this Agreement and any Liabilities associated therewith shall be Excluded Liabilities, and (b) designate any Transferred Intellectual Property as Purchaser Licensed IP, and upon such designation such Intellectual Property will constitute Licensed IP for all purposes of this Agreement. To the extent Purchaser makes a designation with respect to any asset pursuant to the preceding sentence, the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation, and any and all Purchaser Licensed IP will be automatically listed in Schedule 7.6. If Purchaser exercises its rights in this paragraph to designate a Transferred Asset as an Excluded Asset or to designate any Transferred Intellectual Property as Purchaser Licensed IP, then the Parties acknowledge and agree that there will be no reduction in the Purchase Price as a result of such designation or change in designation, nor will there be any delay to the Closing.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay, discharge and perform in accordance with their terms (or as otherwise provided herein) only the following Liabilities of the Sellers that are not listed in Section 2.4 as Excluded Liabilities (collectively, all such liabilities being assumed herein referred to as the “Assumed Liabilities”):

(a) all Liabilities (other than Taxes) arising under the Assigned Contracts incurred or arising exclusively with respect to the period after the Closing;

(b) all Determined Cure Costs;

(c) all Taxes for which Purchaser is liable pursuant to this Agreement; and

(d) any Liabilities relating to or resulting from the employment or engagement or termination of employment or engagement by Purchaser of any Continuing Employee or Continuing Contractor exclusively arising after the Closing Date.

2.4 Excluded Liabilities. Notwithstanding Section 2.3 or anything to the contrary herein, Purchaser will not assume or be liable for any Liabilities of the Sellers other than the Assumed Liabilities, including any Liability arising out of, relating to or otherwise in respect of the ownership or use of the Transferred Assets or the operation of the Business at or prior to the Closing, including where the facts, events, circumstances or conditions underlying such Liability occurred or existed at or prior to the Closing irrespective of whether such Liability arises before or after the Closing (all such Liabilities not being assumed herein referred to as the “Excluded Liabilities”). The Sellers shall remain fully and solely responsible for all Excluded Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following (provided that the only Excluded Liabilities related to Taxes shall be the Liabilities in Section 2.4(c)):

(a) all (i) Indebtedness of the Sellers or any of their Affiliates, (ii) notes and accounts payable of the Sellers and their Affiliates; and (iii) intercompany indebtedness of the Sellers or any of their Subsidiaries owed to any Affiliate of such Person;

(b) all Liabilities of the Sellers or any of their Subsidiaries relating to or arising under any (i) Excluded Asset, including any Excluded Contract, or (ii) the Other Business or any other business of the Sellers or any of their Subsidiaries other than the Business;

(c) all Seller Taxes;

(d) all Liabilities of the Sellers under this Agreement;

(e) any transaction expenses of the Sellers or any of their Subsidiaries, including the fees and costs of legal and financial advisors to the Sellers or any of their Subsidiaries in connection with the Transactions and the cost of any retention bonuses implemented by the Sellers or any of their Subsidiaries;

(f) all Liabilities of the Sellers or any of their Subsidiaries arising by reason of any violation or alleged violation of any Law;

(g) all Liabilities of the Sellers or any of their Subsidiaries arising out of or related to any breach or alleged breach by the Sellers or any of their Subsidiaries of any Contract, regardless of when any such Liability is asserted, other than the Determined Cure Costs;

(h) all Liabilities arising out of or relating to any Action with respect to the Business relating to any period at or prior to the Closing;

(i) all Liabilities of the Sellers or any of their Subsidiaries arising out of, relating to or resulting from (i) the employment or engagement or termination of employment or engagement of any current or former employees, workers or individual service providers, contractors or consultants of the Sellers or their Subsidiaries (other than Continuing Employees or Continuing Contractors), whenever incurred, including Liabilities incurred for earned but unused paid time off benefits as of the Closing or any severance or termination Liabilities (other than severance or termination Liabilities for Continuing Employees or Continuing Contractors exclusively arising due to the execution of employment transfer as part of the Transactions or after the Closing Date), and (ii) the employment or engagement or termination of employment or engagement of any Continuing Employee or Continuing Contractor arising on or prior to the Closing Date (unless otherwise agreed under Section 7.4 for severance pay arising due to the execution of employment transfer as part of the Transactions);

(j) all Liabilities of the Sellers or any of their Subsidiaries arising out of, relating to or resulting from any Seller Benefit Plan, whenever incurred, and any Liabilities arising out of or relating to the Sellers or any of their Subsidiaries being an ERISA Affiliate with any other Person;

(k) any infringement or alleged infringement of the rights of any other Person arising out of the use of or other activities related to any of the Seller IP on or prior to the Closing Date, or at any time arising from or related to Excluded Intellectual Property;

(l) Liabilities of the Sellers or any of their Subsidiaries for any claims made for injury to Persons or damage to property, whether made in product liability, tort, breach of warranty or otherwise, to the extent arising out of or resulting from any act or omission on or prior to the Closing Date of the Sellers or any of their Subsidiaries or their agents, representatives or employees, or any product manufactured or sold by the Sellers or any of their Affiliates on or prior to the Closing Date;

(m) Liabilities of the Sellers or any of their Subsidiaries arising under, in relation to, or pursuant to, any Environmental Law where the facts, events, or conditions underlying such Liability occurred or existed on or prior to the Closing Date, irrespective of whether such liability (i) attaches to the Sellers or any of their Subsidiaries, or Purchaser, in the first instance, or (ii) arises prior to, on or after the Closing Date; and

(n) all other Liabilities listed on Schedule 2.4(n).

2.5 Nontransferable Assets(a) . Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Governmental Authority) (after giving effect to the Sale Order or any other applicable Order of the Bankruptcy Court that effects such transfer without any required Consents), would constitute a breach or other contravention thereof or a violation of Law (each, a “Non-Transferred Asset”), unless and until such Consent is obtained or to the extent a Work-around has been implemented that does not constitute a breach or other contravention of Non-Transferred Asset. Prior to the Closing, the Sellers shall use commercially reasonable efforts to obtain any Consents required to assign to Purchaser any Transferred Asset that requires the Consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. If any such Consent is not obtained prior to the Closing, then following the Closing (a) Purchaser and the Sellers shall, for a period of six (6) months following the Closing, use their commercially reasonable efforts to secure such Consent as promptly as practicable after the Closing, and (b) the Sellers shall cooperate with Purchaser (each at its own expense) in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser and reasonably agreed by the Sellers (a “Work-around”) under which (i) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any applicable Law) the economic claims, rights and benefits under the Non-Transferred

Asset with respect to which the Consent has not been obtained in accordance with this Agreement, (ii) Purchaser shall, to the extent an Assumed Liability, assume any related economic burden with respect to the Non-Transferred Asset with respect to which the Consent has not been obtained in accordance with this Agreement and (iii) the Sellers shall use commercially reasonable efforts to enforce for the benefit of Purchaser any and all rights thereunder. Upon the receipt after the Closing of any Consent applicable to any Non-Transferred Asset, the Parties shall cooperate in good faith to transfer such Non-Transferred Asset to Purchaser as promptly as practicable in accordance with the terms of this Agreement, without any additional payment by Purchaser.

2.6 Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) that is two (2) Business Days after the date on which all of the conditions set forth in Article 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the Party entitled to the benefit of the same, unless another time or date is agreed to in writing by the Parties. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously. For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 11:59 p.m. (Eastern Time) on the Closing Date.

2.7 Closing Deliveries of the Parties. At or prior to the Closing:

(a) (i) Purchaser and the Sellers, as applicable, shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement, IP Assignment and the Transition Services Agreement.

(b) Purchaser shall deliver, or cause to be delivered, to the Casa Seller or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(ii) payment of the closing payment pursuant to Section 2.8(a) and payment of the Determined Cure Costs pursuant to Section 5.3(c);

(iii) a duly executed counterpart to each of the Related Documents to which Purchaser is a Party (other than the Escrow Agreement and the Deposit Agreement); and

(iv) such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to the Casa Seller, as may be necessary to effect Purchaser’s assumption of the Assumed Liabilities and the assignment of any Transferred Assets in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by Purchaser.

(c) the Casa Seller shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of the Casa Seller as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(ii) an IRS Form W-9 with respect to the Casa Seller and the appropriate IRS Form W-8 with respect to each International Seller, duly completed and executed;

(iii) a copy of the Sale Order as entered by the Bankruptcy Court, vesting the Transferred Assets in Purchaser Free and Clear;

(iv) a duly executed counterpart to each of the Related Documents to which each Seller is a party (other than the Escrow Agreement and the Deposit Agreement);

(v) with respect to each of the Andover Leased Real Property, the Limerick Leased Real Property and the Guangzhou Leased Real Property, in Purchaser’s reasonable discretion either (A) a consent to assignment from the landlord under such Lease consenting to the transfer of the applicable Seller’s interest in such Lease to Purchaser (or its designated Affiliate) or (B) an Occupancy Agreement, together with a consent of the Landlord under such Lease permitting such Occupancy Agreement (to the extent such consent is required by the terms of the Lease or applicable Law);

(vi) possession of substantially all of the Transferred Assets and including the Transferred Assets necessary to operate the Business in the ordinary course, to the extent not located at the Transferred Leased Real Property; and

(vii) such other instruments of assumption and other instruments or documents, including bills of sale and/or assignment and assumption agreements, in form and substance reasonably acceptable to Purchaser, as may be necessary for the effective assignment of any Transferred Assets to Purchaser in accordance with the requirements of applicable Law and this Agreement, in each case duly executed by the Sellers or their Affiliates.

(d) Casa Ireland shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i) a valid Irish tax reference number for Casa Ireland for the purposes of the Stamp Duty (E stamping of Instruments and Self-Assessment) Regulations 2012 (including evidence reasonably satisfactory to Purchaser allowing it to verify the accuracy of the numbers provided); and

(ii) either a certificate of the kind described in section 980 of the Taxes Consolidation Act 1997 (a “Tax Clearance Certificate”) or written confirmation from the statutory auditors of Casa Ireland addressed to (and in a form reasonably satisfactory to) Purchaser that a Tax Clearance Certificate is not required for the sale of the Transferred Assets and the Irish Assets and Business.

2.8 Purchase Price; Assumed Liabilities; Deposit.

(a) At the Closing, upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser, Purchaser shall pay to the Casa Seller (on behalf of all of the Sellers) an aggregate purchase price equal to (A) the Base Amount, minus (B) the Deposit Escrow Amount, and the Deposit Escrow Amount shall be released to the Casa Seller (on behalf of all of the Sellers) by the Escrow Agent pursuant to Section 2.8(c) (collectively, including the Deposit Escrow Amount, the “Purchase Price”), by irrevocable wire transfer of immediately available funds in accordance with payment instructions delivered by the Casa Seller to Purchaser at least three (3) Business Days prior to the Closing.

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities.

(c) Within one (1) Business Day of the execution of this Agreement, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into the Deposit Escrow Account to be established and maintained by Escrow Agent pursuant to the Escrow Agreement. The Deposit Escrow Amount shall be distributed as follows:

(i) if the Closing occurs, (A) the Casa Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Casa Seller (on behalf of all of the Sellers), by irrevocable wire transfer of immediately available funds, to an account designated by the Casa Seller to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to the Casa Seller (on behalf of all of the Sellers) at Closing and credited against the amount required to be paid by Purchaser to the Casa Seller at Closing in accordance with Section 2.8(a);

(ii) if this Agreement is terminated by the Casa Seller in accordance with the terms of this Agreement pursuant to Section 9.1(e), (A) the Casa Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Casa Seller (on behalf of all of the Sellers), by irrevocable wire transfer of immediately available funds, to an account designated by the Casa Seller to the Escrow Agent and (B) the Deposit Escrow Amount, which shall constitute liquidated damages (and not a penalty) shall be delivered to the Casa Seller (on behalf of all of the Sellers) within two Business Days following delivery of such joint written instruction; or

(iii) if this Agreement is terminated in accordance with the terms of this Agreement for any reason other than by the Casa Seller pursuant to Section 9.1(e), (A) the Casa Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to Purchaser, by irrevocable wire transfer of immediately available funds, to an account designated by Purchaser to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to Purchaser within two Business Days following delivery of such joint written instruction.

2.9 Transfer Taxes. It is the intention of Purchaser and the Sellers that any Transactions closing after the Petition Date be exempt from all transfer, documentary, sales, use, excise, stock transfer, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions other than Irish stamp duty provided to be for the account of Purchaser under Section 2.10 (collectively, “Transfer Taxes”) pursuant to Section 1146(a) of the Bankruptcy Code. Purchaser and the Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes due with respect to the Transactions. Subject always to the provisions of Section 2.10, in the event any Transfer Taxes are required to be paid with respect to the Transactions, the Sellers shall be responsible and liable for such Transfer Taxes and shall indemnify, defend and hold harmless Purchaser against any such Transfer Taxes; provided always that, notwithstanding any other provision of this Agreement, the Purchaser shall be solely responsible for payment and shall promptly pay when due any stamp duty payable under the laws of Ireland. The Casa Seller shall prepare and timely file, or cause to be prepared and timely filed, any required Tax Return with respect to any such Transfer Taxes and promptly provide a copy of such Tax Return to Purchaser for review and comment. The Sellers and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes. To the extent Purchaser is required to remit any such Transfer Tax, at least three Business Days before the due date for the payment of any such Transfer Tax, the Casa Seller shall wire in immediately available funds such Transfer Taxes to Purchaser to ensure timely payment.

2.10 Irish Stamp Duty and VAT. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2.9 or elsewhere in this Agreement, the Parties agree and acknowledge that:

(a) The Irish Assets and Business shall be identified and disclosed by the Sellers to Purchaser, prior to Purchaser providing the Proposed Allocation Statement, as part of and pursuant to the provisions of Section 2.11 and, in each case, shall be set out in the allocation of the Purchase Price, Assumed Liabilities, and any other items that are treated as consideration paid by Purchaser to such assets, in such detail as Purchaser may require for Irish tax purposes.

(b) Purchaser shall purchase, assume and accept from Casa Ireland, and Casa Ireland shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser (or an entity nominated by Purchaser) the Irish Assets and Business upon the terms and subject to the conditions set forth in this Agreement, as the same shall exist on the Closing Date.

(c) Purchaser shall be solely responsible to pay all and any stamp duty that is payable under the laws of Ireland arising in respect of the entering into of this Agreement and the Transactions.

(d) Where title to the Irish Assets and Business (or any one of them, as applicable) is capable of transfer by delivery, the Parties intend that it shall so transfer by delivery.

(e) The Purchase Price payable for the Irish Assets and Business shall be exclusive of any applicable VAT. VAT on the supply of the Irish Assets and Business shall be dealt with as follows:

(i) if the Purchaser of the Irish Assets and Business is registered for VAT in Ireland, the Parties shall co-operate to ensure that the completion of the sale by Casa Ireland of the Irish Assets and Business shall constitute a sale of a business and shall use all reasonable endeavors to secure that the completion of the sale and purchase of the Irish Assets and Business under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of Irish VAT in accordance with Sections 20(2)(c) and 26(2) of the VAT Consolidation Act, 2010 of Ireland such that no Irish VAT shall be chargeable in respect of the sale and purchase under this Agreement; or

(ii) if the completion of the sale and purchase of the Irish Assets and Business on Closing is treated as a supply of goods or services for the purposes of Irish VAT or if the Purchaser of the Irish Assets and Business is not duly registered for VAT in Ireland, the Purchaser shall be liable, on receipt of a valid VAT invoice from Casa Ireland, to pay to Casa Ireland the applicable VAT on that part of the Purchase Price that is attributable to the Irish Assets and Business pursuant to Section 2.11(a).

(iii) Casa Ireland represents and undertakes that, at Closing, it will be an accountable person (for the purposes of section 26(2)(a) of the VAT Consolidation Act, 2010 of Ireland) and warrants that it is duly registered for VAT.

(iv) If any amount paid by Purchaser to a Seller in respect of VAT pursuant to this Agreement is subsequently found to have been paid in error, and the Seller has not already accounted for such VAT to the relevant Governmental Authority, that Seller will promptly repay such amount to Purchaser within ten (10) Business Days of such error being discovered and, if the Seller has already so accounted to the relevant Governmental Authority, then the Seller will use all reasonable endeavors to obtain repayment of it from the relevant Governmental Authority and, promptly on receiving payment from that Governmental Authority, will pay to Purchaser the amount so repaid.

2.11 Allocation of Purchase Price.

(a) Reasonably promptly after the Closing Date, but no later than 90 days thereafter, Purchaser will prepare and deliver to the Casa Seller, an allocation schedule setting forth the Purchase Price, Assumed Liabilities, and any other items that are treated as consideration paid by Purchaser for applicable Tax purposes to be allocated among the Transferred Assets, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (the “Proposed Allocation Statement”). The Casa Seller will have 20 Business Days following delivery of the Proposed Allocation Statement during which to notify Purchaser in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Statement, setting forth in reasonable detail the basis of its objections. If the Casa Seller submits an Allocation Notice of Objection, then for 20 Business Days after the date that Purchaser receives the Allocation Notice of Objection, Purchaser and the Casa Seller will use their commercially reasonable efforts to agree on the allocations in good faith. If the Parties fail to agree within 20 Business Days of such notice, the unresolved allocations will be submitted to an independent, nationally recognized accounting firm mutually agreeable to the Parties, which firm will be instructed to determine its best estimate of the allocation schedule based on its determination of the unresolved allocations and provide a written description of the basis for its determination within 45 Business Days after submission. The allocations determined by such accounting firm (or those on the Proposed Allocation Statement to the extent the Casa Seller fails to deliver an Allocation Notice of Objection in accordance with this Section 2.11(a)) will be conclusive and binding on all Parties and will become the “Final Allocation Statement.” If applicable, the fees and expenses of such accounting firm will be paid by and apportioned between the Parties based on the aggregate dollar amount in dispute and the relative recovery as determined by the accounting firm (such that, by way of example, if the amount in dispute is $100 and it is resolved $70 in favor of the Purchaser and $30 in favor of the Casa Seller, then the Casa Seller would bear 70% of the fees and expenses of such accounting firm and Purchaser would bear 30% of the fees and expenses).

(b) Except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, or as agreed to between the Parties as a result of any proposed assessment or reassessment by a relevant Governmental Authority, the Casa Seller and Purchaser and their respective Affiliates will file Tax Returns (including IRS Form 8594) consistent with the Final Allocation Statement and none of the Casa Seller, Purchaser or their respective Affiliates will take any position in connection with Taxes that is inconsistent with the Final Allocation Statement.

2.12 Escrow Account. At the Closing, the Deposit Escrow Amount shall be used to satisfy a portion of the payment obligations of Purchaser pursuant to Section 2.8(c), otherwise the Deposit Escrow Amount shall be released to Purchaser or the Casa Seller pursuant to Section 2.8(c). Upon the final release of all of the Deposit Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Agreement shall automatically terminate. Any fees owed to the Escrow Agent shall be borne twenty five percent (25%) by Purchaser, twenty five percent (25%) by the Other Purchaser and fifty percent (50%) by the Casa Seller. The Deposit Escrow Amount shall be held in trust for the benefit of the Casa Seller and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.

2.13 Further Assurances. From time to time following the Closing, the Parties will execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure to the Sellers and their successors and assigns, the assumption of the Assumed Liabilities intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions.

2.13 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment; provided, that Purchaser and its Affiliates shall use commercially reasonable efforts to provide advance notice of any such intent by them to deduct or withhold to Casa Seller, and Purchaser and its Affiliates shall cooperate in good faith with the Casa Seller to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld and paid to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed in a document herewith delivered by the Sellers to Purchaser, the Sellers hereby make the representations and warranties contained in this Article 3 to Purchaser as of the date hereof and as of the Closing:

3.1 Organization, Good Standing and Other Matters. Each of the Sellers and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Subject to the necessary authority of the Bankruptcy Court, the Sellers have the requisite corporate power and authority to operate the Business and necessary to own, lease or operate the properties and assets owned, leased or operated by it to carry on the Business as now being conducted. Each of the Sellers and each of its Subsidiaries is duly qualified to do business as a foreign corporation or limited liability company and in good standing in each jurisdiction in which the nature of the Business as currently conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authority and Enforceability. Subject to Bankruptcy Court approval, to the extent required, each of the Sellers have all requisite corporate or limited liability company (as the case may be) power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which the Sellers or any of their Subsidiaries is (or at Closing, will be) a party thereto, and the consummation by the Sellers and their Subsidiaries of the Transactions, have been duly authorized and approved by all necessary corporate or limited liability company (as the case may be) action on the part of the Sellers and are subject to the approval of the Bankruptcy Court. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Sellers, assuming the due execution and delivery by Purchaser, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Sellers, enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

3.3 No Conflict; Required Filings and Consents. Except (a) as required by any Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority, (b) such filings as may be required in connection with the Transfer Taxes described in Section 2.9 and (c) as otherwise set forth on Schedule 3.3, the execution and delivery of this Agreement by the Sellers does not and the execution and delivery of the Related Documents by the Sellers will not, and the consummation of the Transactions hereby and thereby will not (i) violate the provisions of the Organizational Documents of the Sellers, (ii) subject to the entry of the Sale Order or any other Order required by the Bankruptcy Court in connection with the Transactions, violate or conflict with any Law or Order to which the Sellers, the Business and the Transferred Assets are subject, (iii) require the Sellers to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority (except as required by the Bankruptcy Code or the Sale Order), (iv) subject to the entry of the Sale Order or any other Order required by the Bankruptcy Court in connection with the Transactions, result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any Potential Assigned Contract or Seller Permit or (v) subject to the entry of the Sale Order or any other Order required by the Bankruptcy Court in connection with the Transactions, result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Sellers or with respect to the Business; excluding from the foregoing clauses (ii) through (v) any Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.4 Compliance With Laws; Permits.

(a) Except as set forth on Schedule 3.4(a), (i) the Sellers are conducting, and have conducted for the past three (3) years, the Business in compliance in all material respects with all Laws applicable to the Business and (ii) the Sellers have not received any written notice in the past three (3) years of any material violations of or material Liability pursuant to any Law applicable to its conduct of the Business.

(b) Except as set forth on Schedule 3.4(b), (i) the Sellers possess, and for the past three (3) years have possessed, all Permits required for the operation of the Business as conducted (the “Seller Permits”), except for the failure to possess Permits that are not material to the operation of the Business as conducted, and (ii) the Sellers have not received any written notice of any cancellation, suspension, revocation, modification, invalidation or non-renewal of any Permit in the past three (3) years.

(c) The Sellers have not caused, permitted or allowed, nor does any Seller have any Knowledge of, any Release or threatened Release of Hazardous Substances for which the Sellers may have Liability pursuant to any Environmental Law.

3.5 Litigation. Except for the Bankruptcy Cases and as set forth on Schedule 3.5, there is no Action or Order pending, outstanding, or, to the Seller’s Knowledge, threatened, against or by any Seller or otherwise relating to the Business, the Transferred Assets or the Assumed Liabilities. Except as otherwise set forth on Schedule 3.5, none of the Actions or Orders set forth on Schedule 3.5, if determined adversely to the Sellers, (a) would be material to the Business, affect the Transferred Assets in any material respect after the entry of the Sale Order or reasonably be expected to give rise to any material Liability of Purchaser or be materially adverse to the ownership or use by Purchaser of the Transferred Assets after the Closing, as such Transferred Assets are presently owned and used (or held for use) by the Sellers, as applicable, (b) would challenge the validity or enforceability of the obligations of the Sellers under this Agreement or any Related Document to which a Seller is or will be a party or (c) is against a Seller and seeks to prevent, restrain, materially delay, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or by any of the other Related Documents. There is no Order enjoining the Sellers from engaging in or continuing any conduct or practice, or requiring the Sellers to take any material action, in connection with the ownership, lease, possession, use or operation of the Transferred Assets owned or held by any Seller, and no Seller is subject to any outstanding Order relating to the Business, the Transferred Assets, or Assumed Liabilities.

3.6 Real Property; Personal Property.

(a) No Seller nor any Subsidiary owns any real property related to the Business.

(b) Schedule 3.6(b) sets forth a complete and correct list and description of all real property that is leased by a Seller or any Subsidiary and used in the conduct of the Business, the Leases pursuant to which such real property is leased, together with any right, title and interest of the Sellers in and to the property described therein and the leasehold estates created thereby and subject to the terms, conditions, covenants and obligations set forth in the applicable instruments (the “Leased Real Property”). Except as set forth on Schedule 3.6(b), (i) the Sellers are not in material default under any of the Leases, (ii) no written notice of any default under any Lease, which default remains uncured, has been sent or received by the Sellers, and (iii) no conditions or circumstances exist which, with the lapse of time or the giving of notice, or both, would constitute a default or breach under the Lease. The Sellers have not leased, subleased, assigned, licensed or otherwise granted to any Person the right to use or occupy any portion of any of the Leased Real Property. The Sellers have not collaterally assigned or granted any other security interest in any Lease. The Sellers, as applicable, have valid leasehold interests in and exclusive possession of each parcel Leased Real Property, other than the Permitted Liens. To the Seller’s Knowledge, there are no material structural defects (whether latent or patent) relating to any of the Leased Real Property, and there is no material physical damage to any of the Leased Real Property for which there is no insurance in effect. All equipment comprising a part of any Leased Real Property for which the Sellers are liable pursuant to the applicable Lease is in good working order and condition.

(c) Schedule 3.6(c) sets forth a list of all leases of tangible assets and other personal property of the Sellers and any Subsidiary and used in the conduct of the Business as of the date hereof involving annual payments in excess of $50,000. A Seller or a Subsidiary, as applicable, has good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in (or other right to use), all of the material tangible assets and other personal property that are necessary and sufficient for the Sellers to conduct the Business, which shall be sold, in each case, Free and Clear to the maximum extent permitted by Section 363(f) of the Bankruptcy Code (other than Permitted Liens). All such material tangible assets and other personal property are in good condition and repair, normal wear and tear excepted, and in the exclusive possession and control of a Seller or its Subsidiaries, and no other Person is entitled to any portion of such tangible assets or personal property.

(d) Except solely to the extent assets are excluded as of the Closing from Transferred Assets as a result of Purchaser electing to designate a Transferred Asset as an Excluded Asset under Section 2.2, or electing not to designate a Potential US Assigned Contract as a Designated US Contract under Section 5.3(b), the Transferred Assets constitute all of the assets necessary and sufficient to conduct the Business in substantially the same manner immediately following the Closing as conducted on the date hereof.

3.7 Assigned Contracts. With respect to the Potential Assigned Contracts, except as set forth on Schedule 3.7 and except for any payment defaults by the Sellers, (i) as of the Petition Date, except as a result of, or arising in connection with, the filing of the Bankruptcy Cases, the Sellers have not received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by the Sellers under any Potential Assigned Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to be material to the Business, (ii) each Potential Assigned Contract is a legal, valid and binding obligation of the Sellers and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), and (iii) to the Seller’s Knowledge, no other party to any Potential Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Potential Assigned Contract, and (iv) to Seller’s Knowledge, no event has occurred or not occurred, and no condition exists, as a result of the action or inaction of the Sellers or the action or inaction of any third party which, with the passage of time or the giving of notice, or both, will, or would reasonably be expected to, (A) constitute a material default under or a material violation of any Potential Assigned Contract, (B) cause the acceleration of any obligation of the Sellers or, to Seller’s Knowledge, any other party thereto or the creation of a Lien upon any Transferred Asset or (C) give any Person the right to cancel, terminate or modify any Potential Assigned Contract. The Sellers have made available to Purchaser true, correct and complete copies of each of the Potential Assigned Contracts listed on Schedule 3.7, together with all amendments thereto.

3.8 Brokers and Finders. Except as set forth on Schedule 3.8, neither the Sellers nor any of their Affiliates have, directly or indirectly, entered into any agreement with any Person, or otherwise incurred any obligation or liability, contingent or otherwise, that would obligate the Sellers or any of their Affiliates to pay any commission, brokerage fee, “finder’s fee” or other similar payments in connection with the Transactions.

3.9 Employees and Employee Benefit Plans.

(a) Each Seller Benefit Plan is listed on Schedule 3.9(a) (other than, (i) with respect to any Scheduled Employee or Scheduled Contractor located in the United States, any employment agreement, offer letter or consulting agreement that may be terminated without any payment or penalty upon no more than sixty (60) days’ notice, and (ii) with respect to any Scheduled Employee or Scheduled Contractor located outside the United States, any employment agreement, offer letter, consulting agreement or equity incentive award agreement that does not materially differ from the form of employment agreement, offer letter, or equity incentive award agreement used for the Scheduled Employees or Scheduled Contractors in their applicable jurisdiction and provided to Purchaser). (i) Each Seller Benefit Plan (including any related trust) has been established, operated and administered in all material respects in compliance with its terms and all applicable Laws, including, as applicable in the circumstances, ERISA and the Code, the PRC Labor Law, and similar federal Laws, (ii) each Seller Benefit Plan that is subject to ERISA and that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code or is based on a prototype or volume submitter form of plan that has obtained a favorable IRS opinion letter and, to the Knowledge of Sellers, nothing has occurred that would adversely affect the tax qualification of any such Seller Benefit Plan, (iii) there are no Actions (other than routine, non-contested claims for benefits) pending or, to Seller’s Knowledge, threatened against the Seller Benefit Plans, or any administrator or fiduciary thereof, which could result in any material Liability, and (iv) no Seller, Subsidiary or ERISA Affiliate thereof sponsors or has sponsored, maintains or has maintained, contributes to or has contributed to, or has any Liability with respect to (A) a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (B) any “multiemployer plans” within the meaning of Section 3(37) of ERISA, whether or not subject to ERISA, (C) a “multiple employer plan” as defined in Section 413 of the Code, or (D) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. None of the Sellers, any Subsidiary or any of their ERISA Affiliates provides, nor have they at any time provided, coverage under any welfare plan (as defined in 3(1) of ERISA) to any of their former employees, other than any continuation or conversion coverage required by Law.

(b) Except as set forth on Schedule 3.9(b), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Seller Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Sellers or their Subsidiaries for which Purchaser will have any liability, (ii) accelerate the time of payment or vesting or increase the amount of compensation due under any Seller Benefit Plan for which Purchaser will have any liability, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Seller Benefit Plan for which Purchaser will have any liability, or (iv) result in any payments that could cause the loss of a deduction to Purchaser under Section 280G of the Code.

(c) With respect to each Seller Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States or in which any employee or worker of the Sellers who is employed outside the United States is a participant (each, a “Non-U.S. Benefit Plan”), (i) employer and employee contributions required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been made in all material respects in accordance with applicable Law; (ii) each Non-U.S. Benefit Plan is in material compliance with applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been so registered and has been maintained in good standing with applicable regulatory authorities.

(d) The Sellers and their Subsidiaries are not a party to or bound by any collective bargaining agreement. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Sellers or their Subsidiaries. The Sellers and their Subsidiaries are not engaged in any unfair labor practice (as defined by the National Labor Relations Act or similar Laws of jurisdictions outside the United States) and there is (i) no unfair labor practice charge or complaint pending or, to Seller’s Knowledge, threatened against the Sellers or their Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending, or to Seller’s Knowledge, so threatened, (ii) no strike, labor dispute, slow down or work stoppage pending or, to the Seller’s Knowledge, threatened against the Sellers or their Subsidiaries, and (iii) no union representation question, petition or proceeding existing with respect to the employees of the Sellers or their Subsidiaries.

(e) The Sellers or their Subsidiaries have complied in all material respects with all applicable Laws relating to labor, labor relations, and employment, including, without limitation, any provisions relating to equal employment opportunity, wages, hours, overtime regulation, employee safety and health, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, social insurance, housing funds, insurance and all other costs and expenses applicable thereto. Since January 1, 2021, there have not been any allegations, charges, or complaints concerning employment discrimination, wage payment, overtime obligations, vacation pay or other issues pertaining to unlawful employment practices pending, or, to Seller’s Knowledge, threatened, against the Sellers or their Subsidiaries, nor, to Seller’s Knowledge, is there any basis for any such allegation, charge or complaint. Since January 1, 2021, neither the Sellers nor their Subsidiaries have experienced a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), the PRC Labor Law, and any similar state or local law, including any collective redundancy in Ireland or equivalent process in any other EU country) with respect to which there is any unsatisfied Liability.

3.10 Intellectual Property.

(a) Schedule 3.10(a) contains a complete and accurate list of each item of the following Transferred Intellectual Property: (i) Transferred Intellectual Property that is registered, issued or subject to a pending application for registration or issuance before any Governmental Authority or internet domain name registrar, and includes, where applicable, the jurisdiction, owner name (record and beneficial), issuance, title, and registration or application number and date (“Registered IP”); (ii) Transferred Intellectual Property that is a material unregistered or common law trademark or service mark; and (iii) material Seller Software. Each item of Registered IP has not been abandoned, cancelled, or challenged by any Person, and all requisite filings, renewals, and payments have been made, including with Governmental Authorities and other authorized registrars, and, to Seller’s Knowledge, are valid, enforceable, and subsisting in all material respects. All applications for registrations of Registered IP are pending and in good standing.

(b) The Sellers: (i) exclusively own all right, title, and interest in and to the Transferred Intellectual Property free and clear of all Liens (except Permitted Liens); (ii) exclusively own all right, title, and interest in and to the Purchaser Licensed IP, and have all right, authority, and power necessary to grant to Purchaser the licenses to the Purchaser Licensed IP granted under Section 7.6; and (iii) are, in all material respects, licensed or otherwise have the right to use or exploit under Contracts the Third Party IP in the conduct of the Business as currently conducted. The Sellers have not permitted any Registered IP to lapse or for any material Transferred Intellectual Property to enter the public domain, nor have they granted to any Person any right to bring any Action arising out of or related to infringement, misappropriation, or other violation of any Transferred Intellectual Property.

(c) Except solely to the extent Intellectual Property rights are excluded as of the Closing from Seller IP as a result of Purchaser electing to designate a Transferred Intellectual Property as an Excluded Asset under Section 2.2, or electing not to designate a Potential US Assigned Contract as a Designated US Contract under Section 5.3(b), and except to the extent Contracts for Third Party IP are Non-Transferred Assets, without limiting Seller’s obligations under Section 2.5, the Seller IP included in the Transferred Assets constitutes substantially all of the Intellectual Property used and necessary for the conduct of the Business of the Sellers in the ordinary course.

(d) Each Potential US Assigned Contract and International Assigned Contract for the license of Transferred Intellectual Property or Purchaser Licensed IP granted by the Sellers, and each Potential US Assigned Contract and International Assigned Contract for the license of Third Party IP granted to the Sellers, is in full force and effect, other than those Potential US Assigned Contracts or International Assigned Contracts the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except to the extent Contracts for Third Party IP are Non-Transferred Assets, without limiting Seller’s obligations under Section 2.5, and subject to any Intellectual Property that is excluded as a result of Purchaser electing to designate a Transferred Intellectual Property as an Excluded Asset under Section 2.2 or electing not to designate a Potential US Assigned Contract as a Designated US Contract under Section 5.3(b), upon completion of the Transactions, Purchaser will be entitled to continue to access, use, practice and exercise rights in, all of the Transferred Intellectual Property and Licensed IP licensed to the Sellers pursuant to a Potential US Assigned Contract or an International Assigned Contract or Section 7.6, to the same extent and in the same manner, in each case in all material respects, as used, practiced and exercised by the Sellers immediately prior to the Closing.

(e) The Sellers are not parties to or bound by any Contract or other obligation that (i) limits or impairs their ability to use, sell, transfer, assign, or convey any of the Transferred Intellectual Property, or (ii) grants to any Person an exclusive right or license in any of the Transferred Intellectual Property or Purchaser Licensed IP.

(f) The Sellers have taken commercially reasonable measures to protect, preserve, and maintain the confidentiality of all of the trade secrets and material confidential information included in the Transferred Intellectual Property, and, to Seller’s Knowledge, there has been no unauthorized disclosure, reproduction, transmission, exploitation or other unauthorized use of any of the foregoing. All past and present employees, consultants, and independent contractors of the Sellers that have been involved in the creation and/or development of any material Transferred Intellectual Property for or on behalf of the Sellers have entered into written enforceable agreements pursuant to which such Person (i) agrees and is bound to maintain and protect the Seller’s Intellectual Property and confidential information of the Sellers; (ii) assigns to the Sellers all rights in and to any such Intellectual Property created or developed by such Person. To Seller’s Knowledge, no such Person is in breach of any such agreement. No current or prior employee, consultant, or independent contractor of the Sellers claims or has claimed, and to Seller’s Knowledge, there are no grounds for any of the foregoing to assert a claim to, any ownership interest in any Transferred Intellectual Property included in the Transferred Assets as a result of having been involved in the creation and/or development thereof.

(g) Except as set forth on Schedule 3.10(g), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to Seller’s Knowledge, the conduct of the Business by the Sellers as conducted within the last three (3) years has not infringed, misappropriated, or otherwise violated any Person’s Intellectual Property rights, and no such claims are pending or threatened against the Sellers, and (ii) to Seller’s Knowledge, no Person is infringing or otherwise violating any Transferred Intellectual Property, and no such claims are pending or threatened against any Person by the Sellers.

(h) The Sellers have a complete copy of the source code for all Seller Software included in the Transferred Assets. Except as set forth in Schedule 3.10(h)(i), the Sellers have not disclosed or licensed, or otherwise made available and have no duty or obligation to disclose or license, or otherwise make available, any source code (whether presently or on a contingent basis) for or included in any Seller Software included in the Transferred Assets to any Person, other than to Seller’s employees, consultants, or independent contractors that are performing services on behalf of the Sellers that are subject to confidentiality obligations. Without limiting the foregoing and except as set forth in Schedule 3.10(h)(ii), neither the execution of this Agreement nor the consummation of the Transactions will result in the release from escrow or other delivery to any Person of any source code for or included in any Seller Software, and there is no active demand by a licensee, customer or beneficiary under a source code escrow agreement or other agreement for the release to such licensee, customer or beneficiary of any source code of Seller Software to such licensee, customer, or beneficiary.

(i) Except as set forth in Schedule 3.10(i), no Seller has reproduced, incorporated, modified, distributed, or otherwise used any Open Source Software in a manner that (i) creates, or purports to create, obligations for any Seller Software to be publicly disclosed or distributed, including in source code form, licensed for the purpose of making derivative works, or redistributable at no charge; or (ii) grants, or purports to grant, to any Person, any rights to or immunities under any such Software.

(j) All Seller Software and Seller IT Assets: (i) operate and perform in a manner that permits the Sellers to conduct the Business and is otherwise sufficient for the Business as currently conducted and (ii) have not been subject to any material bugs, defects, malfunctions, or nonconformities in, or failures, breakdowns, or continued substandard performance that have affected the operation of the Business in the ordinary course. The Seller Software and, to Seller’s Knowledge, the Seller IT Assets, are substantially free of any material defects, bugs and errors, and do not contain any disabling codes or instructions, spyware, Trojan horses, worms, malware, viruses, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, any such Seller Software or Seller IT Assets.

(k) No element of Transferred Intellectual Property is a Shared Asset.

3.11 Data Protection and Privacy.

(a) At all times during the past three (3) years, the Sellers, with respect to the Business: (i) have complied in all material respects with applicable Laws relating to the collection, use, and processing of Personal Information in each jurisdiction where the Business is operated or where any Personal Information is collected, transmitted, secured, stored, shared or otherwise processed by or on behalf of the Sellers (“Privacy Requirements”); (ii) have complied in all material respects with any external or internal privacy policy describing or relating to the Sellers’ practices with respect to the collection, use, and processing of Personal Information by or on behalf of the Sellers; (iii) to the Seller’s Knowledge, there has been no such material unauthorized access, loss, damage use, sharing, modification, or other misuse of any such Personal Information nor have the Sellers suffered a data breach that would require notification to any Person or Governmental Authority under Privacy Requirements; and (iv) has not been subject to any Action from any Person or Governmental Authority alleging noncompliance with Privacy Requirements or the improper use, unauthorized access or disclosure of, or a breach in the security of, any Personal Information. To the Seller’s Knowledge, neither the execution, delivery or performance of this Agreement nor any of the Related Documents will violate any Privacy Requirements in any material respects.

(b) At all times during the past three (3) years, the Sellers, with respect to the Business, have maintained an information security program that includes commercially reasonable safeguards designed to protect the security, confidentiality, and integrity of the Sellers’ information technology systems, including Personal Information in the Sellers’ possession and control, with respect to the Business.

3.12 Taxes.

(a) The Sellers have timely filed (taking into account any extensions of time for such filings that have been properly and timely requested) all material Tax Returns that were required to be filed by the Sellers with respect to the Transferred Assets or the Business and all such Tax Returns are complete and accurate in all material respects. All material Taxes owed by the Sellers (whether or not shown on any Tax Return) with respect to the Transferred Assets or the Business have been timely paid. No material claim has ever been made (and remains unresolved) by a Governmental Authority in a jurisdiction in which the Sellers do not file Tax Returns with respect to the Transferred Assets or the Business that the Sellers are or may be subject to taxation by that jurisdiction.

(b) There are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any Liability for any material Taxes of the Sellers with respect to the Transferred Assets or the Business. None of the Sellers have waived any statute of limitations in respect of Taxes that remain unpaid or agreed to any extension of time with respect to an open Tax assessment or deficiency with respect to the Transferred Assets or the Business.

(c) There are no Liens for Taxes (other than for Taxes not yet due and payable) on the Transferred Assets.

3.13 Material Customers and Suppliers3. . Schedule 3.13 sets forth a list of the names of (a) the ten (10) largest customers (collectively, the “Material Customers”) and (b) the ten (10) largest suppliers (collectively, the “Material Suppliers”) (measured by dollar volume of purchases or sales in each case) of the Business during the twelve (12) months ended December 31, 2023. Since December 31, 2023, the Sellers have not engaged in any material dispute related to the Business with any Material Customer or Material Supplier, and no Material Customer or Material Supplier has notified any Seller that it intends to terminate or materially alter its relationship with the Business.

3.14 Financial Statements.

(a) Attached as Schedule 3.14(a) are true, correct and complete copies of the following consolidated unaudited financial statements solely with respect to the Business (collectively “Financial Statements”): an income statement of the Casa Seller as of December 31, 2023 (the “Balance Sheet Date”) for the twelve (12) month period then ended. The Financial Statements: (A) have been prepared in accordance with the books and records of the Casa Seller; (B) have been prepared in accordance with GAAP, applied on a basis consistent with prior periods; and (C) present fairly in all material respects the consolidated financial condition of the Business as of the dates and for the periods indicated, and their results of operations for the periods then ended.

(b) All Accounts Receivables relating to the Business resulted from bona fide sales in the ordinary course of business and represent the genuine, valid and legally enforceable Indebtedness of the account debtor. Schedule 3.14(b) sets forth a true and complete list of all Accounts Receivable relating to the Business that are more than thirty (30) days past due as of March 27, 2024.

(c) Schedule 3.14(c) sets forth a true and complete list of all Accounts Payable relating to the Business as of the date set forth therein.

(d) Schedule 3.14(d) sets forth a true and complete list of all Inventory by country as of February 29, 2024. All Inventory is in good and marketable condition and is saleable in the ordinary course of business, other than for normal discounts in the ordinary course of business for which adequate reserves have been established in accordance with GAAP.

3.15 Absence of Certain Changes. Since the Balance Sheet Date, the Business has been conducted, and the Transferred Assets have been maintained and operated, in the ordinary course of business consistent with past practices and there has not been any event, change, circumstance, condition, state of facts, occurrence, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, the Sellers do not, nor do any other Persons on behalf of the Sellers, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Sellers disclaim any other representations or warranties, whether made by or on behalf of the Sellers or any other Person. The Sellers will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives. Notwithstanding anything to the contrary herein, the foregoing shall not limit, in any way, the specific representations and warranties made by the Sellers in this Agreement and nothing in this Agreement shall be deemed to be a waiver of any claim for Fraud.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties contained in this Article 4 to the Sellers as of the date of this Agreement and as of the Closing:

4.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

4.2 Authority and Enforceability. Purchaser has all requisite corporate power or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized by all necessary corporate action. This Agreement has been, and each Related Document will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3 No Conflict: Required Filings and Consents. Except (a) as required by any Antitrust Laws that require the consent, waiver, approval, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Authority, (b) such filings as may be required in connection with the Transfer Taxes described in Section 2.9 and (c) as set forth on Schedule 4.3, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date, (iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, prevent or materially impair Purchaser’s performance of its obligations under this Agreement or the Related Documents or the consummation of the Transactions.

4.4 Financing. Purchaser has, and at the Closing will have, (i) sufficient cash or other sources of funds available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions, and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Related Documents.

4.5 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Sellers. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.8, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code.

4.6 Litigation. There is no Action pending or, to Purchaser’s Knowledge, formally threatened against Purchaser that would be reasonably be expected to prevent or materially impair Purchaser’s performance of its obligations under this Agreement or the Related Documents or the consummation of the Transactions.

4.7 Brokers and Finders. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Sellers to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.8 Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties.

(a) Purchaser acknowledges that it and its representatives have received access to certain books and records, facilities, equipment, contracts and other assets of the Business. Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Sellers, the Business, the Transferred Assets and the Assumed Liabilities.

(b) Except for the representations and warranties expressly made by the Sellers in Article 3, Purchaser acknowledges and agrees that (i) the Sellers are not making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of the Sellers has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article 3.

(c) Other than the representations and warranties expressly set forth in Article 3, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Sellers and their Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Sellers and their Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in Article 3 and disclaims reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in Article 3.

(d) Notwithstanding the foregoing, nothing in this Section 4.8 or elsewhere in this Agreement shall limit Purchaser’s recovery rights in the event of Fraud.

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Sellers or their representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives. Purchaser acknowledges and agrees that the enforceability of this Agreement against the Sellers is subject to entry of the Sale Order.

ARTICLE 5

BANKRUPTCY COURT MATTERS

5.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Casa Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (whether in combination with other assets of the Casa Seller or otherwise) (each, a “Competing Bid”). From the date hereof (and any prior time) and until the entry of the Sale Order, the Casa Seller is permitted to, and to cause its representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and representatives) in connection with any sale or other disposition of the Transferred Assets. In addition, the Casa Seller shall have the authority to respond to any inquiries or offers to purchase all or any part of the Transferred Assets (whether in combination with other assets of the Casa Seller or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Sale Order or other applicable Law, including supplying information relating to the Business and the assets of the Casa Seller and its Subsidiaries to prospective purchasers.

5.2 Bankruptcy Court Filings.

(a) Subject to Section 5.1, the Casa Seller shall take all actions as may be reasonably necessary to cause the Sale Order to be issued and entered by the Bankruptcy Court and become a Final Order, including furnishing affidavits, declarations or other documents or information for filing with the Bankruptcy Court, which Sale Order shall provide for the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser free from all successor or transferee Liability to the fullest extent permitted by Section 363 of the Bankruptcy Code. The Casa Seller shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Sale Order. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Casa Seller to assist in obtaining entry of the Sale Order, including a finding of adequate assurance of future performance by Purchaser, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. If the Sale Order, or any other orders of the Bankruptcy Court relating to this Agreement or the Transactions are appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bid Procedures Order and the Sale Order, or such other Order), subject to rights otherwise arising from this Agreement, Casa Seller shall take all actions as may be reasonably necessary to prosecute and defend such appeal, petition or motion and obtain an expedited resolution thereof.

(b) Casa Seller shall use its commercially reasonable efforts to (i) hold the Auction, unless an Auction is not required to be held pursuant to the terms of the Bid Procedures, on or before the date that is 55 days following the Petition Date, and (ii) have the Sale Order entered on or before the date that is 75 days following the Petition Date.

(c) If an Auction is conducted pursuant to the Bid Procedures Order and Purchaser is not the Successful Bidder, Purchaser shall, in accordance with and subject to the Bid Procedures Order, serve as the Back-Up Bidder if Purchaser is the next highest or otherwise best bidder for the Transferred Assets at Auction. If Purchaser is chosen as the Back-up Bidder, Purchaser will be required to keep its bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as may be amended with Casa Seller’s written consent prior to or at the Auction) open and irrevocable until the Back-up Termination Date. If the agreement with the Successful Bidder (other than Purchaser) is terminated prior to closing under such agreement, Purchaser will be deemed to be the Successful Bidder and Purchaser will forthwith consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be amended with the Casa Seller’s written consent prior to or at the Auction), subject to the right of Purchaser to elect to not serve as the Back-up Bidder at any time after the Back-up Termination Date.

(d) The Parties shall consult with each other regarding pleadings that any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court’s approval of, the Sale Order, including, sharing in advance of filing any drafts thereof. The Casa Seller shall promptly provide Purchaser and its outside legal counsel with copies of all notices, filings and orders of the Bankruptcy Court that the Casa Seller has in its possession (or receives) pertaining to the Sale Order, or any other order related to any of the Transactions, but only to the extent such papers are not publicly available on the docket of the Bankruptcy Court. The Casa Seller shall not seek any modification to the Sale Order by the Bankruptcy Court or any other Governmental Authority of competent jurisdiction to which a decision relating to the Bankruptcy Cases has been appealed, in each case, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).

5.3 Assumption of Potential US Assigned Contracts.

(a) The Casa Seller shall assign to Purchaser, and Purchaser shall assume upon the terms set forth in this Agreement, the US Assigned Contracts at the Closing pursuant to the Sale Order, which shall provide for the assumption by the Casa Seller, and the assignment to the extent legally capable of being assigned by the Casa Seller to Purchaser, of each US Assigned Contract.

(b) On or before the date that is two Business Days following the date on which the Bid Procedures Order is entered by the Bankruptcy Court, the Casa Seller shall file (or cause to be filed) a notice of assumption (the “Assumption Notice”) with the Bankruptcy Court and serve such notice on each counterparty to a Designated US Contract listed thereon. The Assumption Notice shall identify all Designated US Contracts that the Casa Seller and Purchaser believe may be assumed and assigned in connection with the sale of the Transferred Assets and set forth a good faith estimate of the amount of Cure Costs applicable to each such Designated US Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Designated US Contract, the amount of such Cure Cost designated for such Designated US Contract shall be “$0.00”). In accordance with the Bid Procedures Order, Purchaser reserves the right to supplement and/or modify such list of Designated US Contracts and have the Casa Seller provide additional notice thereof, as applicable, and to remove a Designated US Contract from, or add a Contract to, the list of Designated US Contracts, up to the Closing Date.

(c) On or before the date that is one (1) Business Day after the Auction or the cancellation thereof, Purchaser shall provide to the Casa Seller a list of those Potential US Assigned Contracts that it intends to be assumed by the Casa Seller and assigned to Purchaser at the Closing (the “Designated US Contracts”). Purchaser shall be entitled, in its sole discretion, to (i) remove any Potential US Assigned Contract from the list of Designated US Contracts, or (ii) add any Potential US Assigned Contract to the list of Designated US Contracts, in each case at any time prior to the Closing Date by providing the Casa Seller written notice of such removal or addition, as applicable. In the event that Purchaser removes any such Potential US Assigned Contract from such list, such Potential US Assigned Contract will constitute an Excluded Contract and the Casa Seller will provide the relevant counterparty notice that the applicable Potential US Assigned Contract is no longer identified as a Designated US Contract. For the avoidance of doubt, only those Potential US Assigned Contracts that remain identified as Designated US Contracts as of the Closing Date will be assumed by the Casa Seller and assigned to Purchaser pursuant to the Sale Order. The Casa Seller shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Designated US Contracts and to determine the amount of the Cure Costs; provided, that nothing herein shall preclude the Casa Seller from filing one or more motions to reject any Potential US Assigned Contract that are not Designated US Contracts; provided, further, that the Casa Seller shall use commercially reasonable efforts to confirm with Purchaser before filing any motion to reject Potential US Assigned Contracts that Purchaser does not intend to assume any such Potential US Assigned Contract. At the Closing, the Casa Seller shall assume and assign to Purchaser the US Assigned Contracts, in each case, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to provision by Purchaser of adequate assurance and payment of Determined Cure Costs as may be required under Section 365 of the Bankruptcy Code and the terms of the Sale Order.

(d) Purchaser shall make provision for the payment in cash of the Determined Cure Costs at Closing in accordance with the Sale Order.

(e) On or prior to the date that is two Business Days prior to the Closing Date, the Casa Seller shall have made available to Purchaser true and complete copies of all Designated US Contracts, or otherwise provide Purchaser with access to such true and complete copies of such Designated US Contracts. The Casa Seller shall, at Purchaser’s request, use commercially reasonable efforts to facilitate introductions to the counterparties to any Contract of the Casa Seller or its Subsidiaries pertaining to the Business or the Transferred Assets, and Purchaser may (during the period between the date hereof and Closing) discuss with each such counterparty the terms on which Purchaser is willing to assume such Contract. Upon an agreement between Purchaser and the applicable counterparty to any Designated US Contract on the Cure Costs that shall be payable in connection with assignment and assumption of such Designated US Contract, which agreement is binding on the counterparty pursuant to an order of the Bankruptcy Court, such amount shall be deemed to be the Determined Cure Costs applicable to such Designated US Contract for all purposes hereunder.

(f) Notwithstanding any provision in this Agreement to the contrary, from and after the date hereof through the Closing Date, the Casa Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, withdraw, repudiate or disclaim any Contract materially or primarily related to the Business unless Purchaser has provided its prior written consent.

(g) If Purchaser exercises its rights in this Section 5.3 to add or remove a Potential US Assigned Contract as a Designated US Contract, then the Parties acknowledge and agree that there will be no increase or reduction in the Purchase Price as a result of such designation or change in designation, nor will there be any delay to the Closing as a result thereof.

5.4 No Successor Liability. The Parties agree that the Sale Order shall provide that to the fullest extent permitted under Section 363(f) of the Bankruptcy Code, (a) Purchaser shall not be liable for any Liability or Lien (other than Assumed Liabilities and Permitted Liens) against the Casa Seller or any of its Subsidiaries who are a debtor in the Bankruptcy Cases or any of their predecessors; and (b) Purchaser shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business, the Transferred Assets or any Liabilities of the Casa Seller or any of its Subsidiaries who are a debtor in the Bankruptcy Case arising on or prior to the Closing Date.

ARTICLE 6

PRE-CLOSING COVENANTS

6.1 Conduct of Business. Except (i) as set forth on Schedule 6.1, (ii) with the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned), (iii) as is expressly contemplated by this Agreement, or (iv) as is required by applicable Laws or by Order of the Bankruptcy Court, from the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a) The Sellers shall, and shall cause each of their Subsidiaries to, (i) carry on the Business in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve the current business relationships of the Business, including with customers, suppliers, vendors, clients and contractors, and to keep available the services of Scheduled Employees and Scheduled Contractors at their current compensation and (if applicable) benefits levels, (iii) maintain and preserve its assets and properties constituting Transferred Assets, in good working order, condition and repair consistent with past practice, and (iv) comply with all applicable Laws and Orders applicable to the Transferred Assets or the Business; and

(b) The Sellers shall not:

(i) (A) sell, license, abandon, convey, transfer, assign, divest, or otherwise dispose of any of the Leases (or any portion thereof) governing the Andover Leased Real Property, the Limerick Leased Real Property or the Guangzhou Leased Real Property or any other asset or property constituting Transferred Assets other than, in each case, inventory and obsolete assets sold or otherwise disposed of in the ordinary course of business consistent with past practice or (B) effect any sale (whether by merger, consolidation, acquisition of stock or assets or otherwise) of the Business;

(ii) create or assume any mortgage or pledge, or impose any Lien on, or in any other way encumber, any asset or property constituting Transferred Assets, including any Transferred Intellectual Property except (A) for Permitted Liens or (B) as required by applicable Law;

(iii) grant any release, waiver, covenant not to sue, or similar right in any Seller IP or Transferred Intellectual Property;

(iv) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets, that as of the Closing would constitute Transferred Assets, except for the acquisition of assets and inventory in the ordinary course of business consistent with past practice;

(v) change its present accounting methods or principles, except as required by GAAP or applicable Law;

(vi) make or change any Tax election, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment or surrender any right to claim a refund of Taxes (other than in the ordinary course of business or as required by applicable Law), in each case that could have a material adverse effect on the amount of Taxes due from the Business or due with respect to the Transferred Assets for a taxable period (or portion thereof) beginning after the Closing Date;

(vii) (A) hire or terminate the employment of any Scheduled Employee or the engagement of any Scheduled Contractor with annual base compensation in excess of (x) in China or Ireland, $35,000, or (y) anywhere other than China or Ireland, $150,000 (in each case excluding terminations for “cause”); (B) increase or materially change the compensation of any Scheduled Employees or Scheduled Contractors; (C) enter into a collective bargaining agreement or any other agreement with a union, works council or other similar labor organization, except as required by Law; (D) adopt, enter into, become bound by, amend, or terminate any Seller Benefit Plan, except as required by Law; or (E) assign any employee or worker to work in the Business or part of the Business being acquired by Purchaser, who was not already assigned to the Business or relevant part of the Business prior to the date hereof;

(viii) (A) except as ordered by the Bankruptcy Court, amend, modify, terminate or permit the lapse of any Designated US Contract or Designated International Contract, or waive, release or assign any material rights or material claims thereunder or (B) take any action, or omit to take any action, that would reasonably be expected to result in a default under or material breach of any Designated US Contract or Designated International Contract;

(ix) enter into any Contract that materially limits or otherwise restricts in any respect the conduct of the Business or the use or saleability of the Transferred Assets or that would reasonably be expected to, after the Closing Date, limit or restrict in any material respect the Business or Purchaser’s use of the Transferred Assets

(x) liquidate, dissolve, recapitalize or otherwise wind up its operations related to the Transferred Assets or the Business;

(xi) disclose or allow to be disclosed to any third party any material confidential information included in the Transferred Assets, other than to Scheduled Employees subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;

(xii) make any material loans, advances or capital contributions to, or investments in, any other Person (other than any Subsidiary of a Seller), other than advances to employees in the ordinary course of business consistent with past practice;

(xiii) commence, settle or propose to settle any Action with respect to the Business;

(xiv) make or incur any capital expenditure in respect of the Business that, individually, is in excess of $50,000 or make or incur any such capital expenditures that, in the aggregate, are in excess of $150,000, other than capital expenditures in respect of the Business currently approved in writing or otherwise disclosed to Purchaser prior to the date hereof;

(xv) cancel or alter any insurance coverage;

(xvi) (A) amend or modify any pricing policies or delay or postpone payment of any accounts payable or commissions or any other Liability, or extend the payment date of any accounts payable or commissions or any other Liability, (B) accelerate the collection or receipt of, or cancel or discount, any Accounts Receivable, or otherwise amend customer payment terms or offer prepayment incentives, or (C) enter into factoring arrangements or similar agreements for the sale of Accounts Receivable; or

(xvii) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business, assets and operations.

6.2 Access to Information; Confidentiality.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Sellers shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable notice (and in the event of a facility visit request, at least two Business Days prior notice), and subject to any reasonable limitations resulting from any Public Health Measures, to the personnel, employees, properties, offices, plants, facilities, book and records of the Sellers and their Subsidiaries related to the Business or the Transferred Assets; provided, however, that (i) all requests for access shall be directed to Dennis Daly (dennis.daly@casa-systems.com) or such other person as the Casa Seller may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Sellers, (iii) the Sellers shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) Purchaser shall have no right to perform invasive or subsurface investigations or conduct any sampling or analysis of environmental media of the nature commonly referred to as a “Phase II Environmental Investigation,” such as any soil or groundwater testing, (v) such access or related activities would not cause a violation of any agreement to which a Seller is a party, (vi) no Personal Information shall be disclosed or used other than in compliance with Privacy Requirements and (vii) nothing herein shall require the Sellers or their representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege, or (B) legal counsel for the Sellers reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law.

(b) Notwithstanding anything to the contrary contained in this Agreement, from the date of this Agreement until the Closing Date, Purchaser shall not, and shall cause its representatives not to, have any contact or discussions concerning the Business, the Transaction or any other matters relating to the foregoing with any Person known to Purchaser to be a lender, borrower, creditor, guarantor, business partner, bank, landlord, tenant, supplier, customer, employee, manager, franchisee, distributer, noteholder, independent contractor, consultant or other material business relation of the Sellers, in each case, without the prior written consent (email being sufficient) of the Seller Access Contact (which consent may be withheld in the Sellers’ sole discretion and, if given, may be conditioned on the Seller Access Contact or his or her designee having the right to participate in any meeting or discussion). Notwithstanding the foregoing, nothing herein shall prevent Purchaser from communicating or otherwise having contact with its suppliers, vendors, customers and potential customers, lenders, financial partners and advisors, strategic and business partners or other material business relations in the ordinary course of business.

(c) Any information provided by the Sellers or their representatives to Purchaser or its representatives pursuant to this Section 6.2 is confidential information and subject to the terms and conditions of, and the restrictions contained in, the Confidentiality Agreement. Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser or its representatives concerning the Sellers (and not the Business), which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. In the event of a conflict between this Agreement and the Confidentiality Agreement, this Agreement shall prevail.

(d) Notwithstanding anything to the contrary contained herein, nothing in this Section 6.2 shall limit the ability of the Parties or any of their respective Affiliates to make any disclosure to their respective tax advisors or any taxing authority or other Governmental Authority.

6.3 Efforts to Consummate. Except as otherwise provided in this Agreement (including Section 5.1), each of the Parties agrees to use its reasonable best efforts to cause the Closing to occur as promptly as practicable, including satisfying the conditions precedent set forth in Article 8 applicable to such Party including executing any additional instruments reasonably requested by the other Party (without cost or expense to the executing Party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of the “reasonable best efforts” standard as required by this Section 6.3, Section 6.4 or Section 6.5, neither any Party nor its Affiliates or representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party, to waive or surrender any right, to modify any agreement (including any Assigned Contract) or to provide financing to Purchaser for the consummation of the Transactions.

6.4 Notices and Consents. Reasonably promptly following the execution of this Agreement, the Sellers will give, or cause to be given, applicable notices to third parties and thereafter will use their commercially reasonable efforts (as limited by Section 6.3) to obtain the third-party consents set forth on Schedule 6.4; provided, however, that no representation, warranty or covenant of the Sellers shall be breached or deemed breached as a result of (a) the failure to obtain any such third-party consent, provided the Sellers are otherwise in compliance with the terms of this Section 6.4, (b) any termination of a Contract as a result of the failure to obtain such third-party consent or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination.

6.5 Regulatory Matters and Approvals.

(a) Each of Purchaser and the Sellers will provide any notices to and make any filings with any Governmental Authority that are necessary to consummate the Transactions, including to assign or transfer the Permits to Purchaser or its designated Affiliate. Without limiting the generality of the foregoing, the Sellers and Purchaser shall prepare and file as promptly as practicable all documentation to effect any necessary notices, reports and other filings and to obtain as promptly as practicable all Consents, clearances, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Transactions.

(b) Without limiting the generality of the foregoing: (i) each of the Parties shall, and shall cause its subsidiaries and Affiliates to, use its reasonable best efforts to promptly take any and all actions necessary or advisable to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act, the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, in each case for compliance with public order or security or national security or similar considerations (collectively “Antitrust Laws”) that may be required by any Governmental Authority, so as to enable the Parties to cause the Closing to occur as soon as practicable and in any event prior to the Outside Date.

(c) Nothing in this Section 6.5 or otherwise in this Agreement, shall require Purchaser (i) to take any action that would prohibit or limit in any respect, or place any conditions on, the acquisition, ownership or operation by Purchaser or its Affiliates of the Transferred Assets, the ownership or operation by Purchaser or its Affiliates of all or any portion of their respective businesses or assets, or compel Purchaser or its Affiliates to dispose of, divest, hold separate or license all or any portion of their respective businesses, assets or intellectual property rights, respectively, in each case as a result of the Transactions or to engage in any litigation with respect to the Transactions pursuant to the Antitrust Laws.

(d) Each Party will promptly notify the other Party of any written or oral communication made to or received by Purchaser, the Sellers or both, as the case may be, from any Governmental Authority regarding the Transactions, and, subject to applicable Law, (i) permit the other Party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other Party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance, and, to the extent permitted by such Governmental Authority, give the other Party the opportunity to attend, and (iii) subject to Section 6.2, furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its staff on the other hand, with respect to this Agreement and the Transactions; provided, however, that this Agreement shall not obligate either Party to disclose to the other Party such portions of any proposed or final correspondence, filing or other written communication with a Governmental Authority or its staff as the party to such correspondence, filing or communication may reasonably deem competitively-sensitive, privileged or confidential vis-à-vis the other party, except that it shall disclose matters to the external counsel of the other Party to the extent reasonably necessary in order to enable the Party to fulfill its cooperation obligations in this Section 6.5.

(e) Purchaser and the Sellers shall not (i) withdraw any filing or notification under any Antitrust Laws or (ii) extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Authority to not consummate the Transactions, except upon the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

6.6 Public Announcements. Between the date of this Agreement and the Closing Date, except to the extent required by any applicable Law or Action, neither Purchaser nor the Sellers shall, and Purchaser and the Sellers shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Purchaser and the Casa Seller; provided, however, that each Party and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as such Party may reasonably determine is necessary to comply with applicable Law or the requirements of this Agreement, any other agreement to which such Party or any such Affiliate is a party or any securities exchange on which the securities of such Party or any such Affiliate are listed. Purchaser and the Casa Seller shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the Parties.

6.7 Update of Schedules; Knowledge of Breach; Designated International Contracts

(a) The Sellers acknowledge that, as of the date of this Agreement, Purchaser has not had sufficient opportunity to review, comment on and finalize with the Sellers the Schedules identified in, required by or otherwise necessary under Article 1 or Article 2 of this Agreement. The Sellers shall use reasonable best efforts and cooperate with Purchaser in good faith to finalize such Schedules as soon as practicable after the date hereof but in any event on or before the date that is five (5) Business Days prior to the Closing Date. The Parties hereby agree that in no event shall any of the other Schedules be considered final unless and until the Schedules identified in, required by or otherwise necessary under Article 1 and Article 2 of this Agreement are approved in writing by Purchaser and the Casa Seller (which such consent of Casa Seller will not be unreasonably withheld, delayed or conditioned).

(b) From time to time prior to the date that is five (5) Business Days prior to the Closing Date, the Sellers may supplement or amend the Schedules to Article 3 with respect to any matter, other than any Tax matter, hereafter first arising or discovered in the ordinary course of business and in accordance with Section 6.1 which if existing or known by the Sellers at the date of this Agreement would have been required to be set forth or described in such Schedules. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied. From and after the Closing, references to the Schedules shall be references to the Schedules as supplemented, modified or updated in accordance with this Section 6.7.

(c) If, prior to the Closing, the Sellers or Purchaser shall have reason to believe that any breach of a representation or warranty of the Sellers has occurred (in the case of Purchaser, other than through notice from the Sellers), such Party shall promptly so notify the other Party, in reasonable detail. Such notice shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied or otherwise.

(d) Nothing in this Agreement, including this Section 6.7, shall imply that the Sellers are making any representation or warranty as of any date other than the date hereof and the Closing Date (other than representations and warranties that expressly relate to an earlier date).

(e) On or before the date that is ten (10) Business Days prior to the Auction or the cancellation thereof, the Casa Seller shall deliver to Purchaser a good faith estimate of the monetary amounts required to be paid to each counterparty to each Potential International Assigned Contract to satisfy any and all pre-closing Liabilities thereunder (the “International Assigned Contract Payments”) (and if no International Assigned Contract Payment is estimated to be applicable with respect to any particular Potential International Assigned Contract, the amount of such International Assigned Contract Payment designated for such Potential International Assigned Contract shall be “$0.00”). On or before the date that is one (1) Business Day prior to the Auction or the cancellation thereof, Purchaser shall provide to the Casa Seller a list of those Potential International Assigned Contracts that will be assigned to Purchaser at the Closing (the “Designated International Contracts”). Purchaser shall be entitled, in its sole discretion, to (i) remove any Potential International Assigned Contract from the list of Designated International Contracts, or (ii) add any Potential International Assigned Contract to the list of Designated International Contracts, in each case at any time prior to the date that is one (1) Business Day prior to the Auction or cancellation thereof by providing the Casa Seller written notice of such removal or addition, as applicable. Following the Auction and at any time prior to the Closing Date, Purchaser shall be entitled, with the consent of the Casa Seller in its sole discretion, to (i) remove any Potential International Assigned Contract from the list of Designated International Contracts, or (ii) add any Potential International Assigned Contract to the list of Designated International Contracts, in each case by providing the Casa Seller written notice of such removal or addition, as applicable. In the event that Purchaser removes any such Potential International Assigned Contract from such list in accordance with this Section 6.7(e), such Potential International Assigned Contract will constitute an Excluded Contract.

6.8 Notification of Certain Matters(a) . Until the Closing, each Party shall promptly notify the other Party in writing of any event, change, circumstance, condition, state of facts, occurrence, development or effect of which it is aware that will or is reasonably likely to result in the failure of any of the conditions set forth in Article 8 to be satisfied, and the Sellers shall promptly notify Purchaser in writing of (a) any event, change, circumstance, condition, state of facts, occurrence, development or effect of which it is aware that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) any notice or other communication from any Governmental Authority in connection with the Business, the Transferred Assets, the Assumed Liabilities, the Continuing Employees or the Transactions, or (c) any Actions commenced or, to the Knowledge of the Sellers, threatened against the Sellers or their Affiliates relating to, involving or otherwise affecting the Business, the Transferred Assets, the Assumed Liabilities, the Continuing Employees or the Transactions.

6.9 Additional Selling Entities. If, at any time after the date of this Agreement either Party discovers that any of the rights, interests, properties, or other assets constituting the Transferred Assets is owned by a Subsidiary of the Sellers, the Sellers shall promptly cause such Subsidiary to become a “Seller” hereunder as if an original party hereto, to deliver to Purchaser a joinder in form and substance reasonably acceptable to Purchaser and to sell, transfer, assign, convey and deliver such assets to Purchaser in accordance with this Agreement at Closing (or, if discovered after the Closing, promptly following such discovery), including any payment or other benefit constituting a Transferred Asset received by such Subsidiary following the Closing Date in respect of such asset. Prior to any such sale, transfer, assignment, conveyance and delivery, the applicable Subsidiary of the Sellers possessing any such asset (including any such associated payment or benefit received following the Closing Date) will hold such asset in trust for the benefit of Purchaser, at no additional cost to Purchaser.

6.10 Transferred Leased Real Property(a) . Purchaser and the Sellers shall cooperate and use reasonable best efforts to satisfy the Closing deliverables set forth in Section 2.7(c)(v). Promptly following the date of this Agreement, Sellers shall introduce Purchaser to the landlords under the Leases for the Andover Leased Real Property, Limerick Leased Real Property and Guangzhou Leased Real Property to facilitate discussions regarding assigning the applicable Leases or entering into Occupancy Agreements with respect thereto. Purchaser also agrees to negotiate in good faith with the Other Purchaser with respect to any portions of such properties that the Other Purchaser desires to occupy, including entering into Occupancy Agreements that provide both parties with access to the space they desire and/or entering into new leases with the landlords providing both Purchaser and the Other Purchaser with space at each such location. The Sellers agree to use reasonable best efforts to obtain with respect to the Andover Leased Real Property, Limerick Leased Real Property and Guangzhou Leased Real Property an estoppel certificate (or similar foreign equivalent) from each landlord under each respective Lease, dated no more than thirty (30) days prior to the Closing Date, confirming there are no active or pending defaults under such Lease and certifying that the form of such Lease provided to Purchaser hereunder is true, correct and complete.

6.11 Credit Support. On or as promptly as reasonably practicable after the Closing Date, Purchaser shall use its commercially reasonable efforts to procure, at its sole expense, and Sellers shall cooperate with Purchaser in procuring, the return or release by the applicable counterparty of the letter of credit furnished by Casa Seller or any of its Subsidiaries or any third party on behalf thereof with respect to the Business listed on Schedule 6.11 to the extent related to an Assigned Contract (the “Financial Assurance”), or posting surety or performance bonds with terms that are at least as favorable to the counterparty as the terms of the applicable Financial Assurance.

6.12 Transition Services Agreement(a) . As soon as reasonably practicable after the date hereof, and in any event prior to the Closing, Purchaser, the Sellers and the Other Purchaser shall cooperate in good faith to finalize the Transition Services Agreement. Promptly following the date of this Agreement, the Sellers shall introduce Purchaser to the Other Purchaser to facilitate discussions regarding the Transition Services Agreement. Purchaser and the Sellers also agree to negotiate in good faith with each other and the Other Purchaser with respect to the Transition Services Agreement. The Sellers shall require the Other Purchaser to agree in the Other Agreement to negotiate in good faith with Purchaser and the Sellers with respect to the Transition Services Agreement. Furthermore, the Sellers shall also require the Other Purchaser to agree in the Other

Agreement that, to the extent the closing of the transactions contemplated by the Other Agreement occurs prior to the Closing, the Sellers will need continued access to the Shared Assets to continue to operate the Business in the ordinary course pending the Closing, and following such closing and until the Closing, the Other Purchaser and the Sellers shall use their reasonable efforts to cooperate with respect to the Sellers’ continued access to such Shared Assets and the Other Purchaser shall provide transition services to the Sellers sufficient to allow the Sellers to operate the Business in the ordinary course.

ARTICLE 7

POST-CLOSING COVENANTS

7.1 Access to Information; Books and Records.

(a) Until the earlier of the closure of the Bankruptcy Cases and two (2) years after the Closing Date, Purchaser and its Affiliates shall (i) afford the Sellers and their representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of the Business to the extent relating to periods prior to the Closing for purposes relating to the Bankruptcy Cases or the wind-down of the operations of the Casa Seller and shall permit the Sellers and their representatives to examine and copy such books and records to the extent reasonably requested by the Sellers for such purpose, provided, that any such access shall be subject to any reasonable limitations resulting from any Public Health Measures, and (A) all requests for access shall be directed to Dean Rockwell (dean.rockwell@vecima.com, with a copy to (which will not constitute notice) legaldept@vecima.com) or such other person as Purchaser may designate in writing from time to time (the “Purchaser Access Contact”), (B) such activities do not unreasonably interfere with the ongoing business or operations of the Business or Purchaser, and (C) Purchaser shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 7.1(a), and (ii) cause its representatives to furnish all information reasonably requested by the Sellers or their representatives in connection with financial or regulatory reporting, audit, third party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment or any other business purpose in connection with the Business or the Transactions to the extent relating to periods prior to the Closing; provided, however, that nothing in this Section 7.1 shall require Purchaser to furnish to the Sellers or their respective representatives any material that (A) is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege, (B) may not be disclosed pursuant to applicable Law, (C) is pertinent to any litigation in which the Sellers or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are engaged, (D) constitutes Personal Information other than in compliance with Privacy Requirements or (E) legal counsel for Purchaser reasonably concludes may give rise to antitrust or competition law issues or violate a protective order.

(b) The Sellers acknowledge that they and their Subsidiaries and Affiliates are aware of Business Confidential Information and that the disclosure of such Business Confidential Information to third parties could be detrimental to Purchaser and its Affiliates. The Sellers covenant that from and after the Closing and for so long as the Business Confidential Information otherwise remains confidential, it will not, and will direct its Subsidiaries and Affiliates not to, disclose such Business Confidential Information without Purchaser’s prior written consent, except as may be required in connection with public reporting Laws and obligations, including the Securities and Exchange Act of 1934, as amended, provided that the Sellers have complied with all of the requirements of Section 7.1(d). If requested or required in connection with a legal proceeding or investigation by a Governmental Authority (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Business Confidential Information, the Sellers agree to provide Purchaser with prompt written notice of such request so as to allow Purchaser (at Purchaser’s sole cost and expense) to seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Sellers or their representatives are, as advised by the Sellers’ counsel, required to disclose Business Confidential Information, the Sellers shall disclose only that portion of such information as is legally required; provided, that the Sellers will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information if requested by Purchaser and at Purchaser’s sole cost and expense.

(c) After the Closing, and without limiting the generality of Section 7.1(b) and without prejudice to the obligations of the Sellers pursuant to Section 7.1(a), the Sellers shall, and shall use commercially reasonable efforts to ensure that their employees: (a) hold in confidence, using at least the same degree of care that the Sellers use to protect their own confidential information, but in no event less than a reasonable degree of care, all trade secrets and confidential information included in the Transferred Intellectual Property; (b) not use or otherwise exploit, for any purpose, any Transferred Intellectual Property; and (c) not disclose any trade secrets or confidential information included in the Transferred Intellectual Property to any third Person, without Purchaser’s prior written consent, except in connection with any requirements of applicable Law, provided that the Sellers have complied with all of the requirements of Section 7.1(d).

(d) If the Sellers are required under applicable Law, or requested or required in connection with a legal proceeding or investigation by a Governmental Authority (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Business Confidential Information, or any trade secret or confidential information included in the Transferred Intellectual Property, the Sellers agree to provide Purchaser with prompt written notice of such requirement or request so as to allow Purchaser (at Purchaser’s sole cost and expense) to seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Sellers or their representatives are, as advised by the Sellers’ counsel, required to disclose any Business Confidential Information, or any trade secret or confidential information included in the Transferred Intellectual Property, the Sellers shall notify Purchaser of the planned disclosure and its scope, and may disclose only the minimum portion of such information as is legally required; provided, that the Sellers will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information, if requested by Purchaser and at Purchaser’s sole cost and expense

7.2 Post-Closing Receipt and Possession of Assets.

(a) After the Closing Date, the Sellers shall transfer to Purchaser from time to time, on a bi-weekly basis or, if not reasonably feasible, as promptly as practicable thereafter, any payments constituting Transferred Assets received by the Sellers. After the Closing Date, Purchaser shall transfer to the Sellers from time to time, on a bi-weekly basis or, if not reasonably feasible, as promptly as practicable thereafter, any payments constituting Excluded Assets, including any accounts receivable constituting Excluded Assets, received by Purchaser after the Closing.

(b) In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any other Excluded Asset, Purchaser shall promptly notify the Sellers of its receipt or possession of such other Excluded Asset and transfer, if so requested by the Sellers, at the Sellers’ expense, such Excluded Asset to the Sellers. In the event that, after the Closing Date, the Sellers receive or otherwise are in possession of any other Transferred Asset, the Sellers shall promptly notify Purchaser of their receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense (unless the Sellers were required to transfer such Transferred Asset to Purchaser at Closing, in which case, and without limitation of any other remedies available to Purchaser, such transfer will be at the Sellers’ expense), such Transferred Asset to Purchaser.

(c) With respect to any Transferred Assets that are located at a Leased Real Property under a Contract that Purchaser elects to designate as an Excluded Asset under Section 2.2 within ten (10) Business Days of the Closing, the Sellers shall deliver such Transferred Assets to another Transferred Leased Real Property (or another location reasonably designated by Purchaser) as promptly as practicable (and in any event within ten (10) Business Days) after the Closing Date.

7.3 Tax Matters.

(a) The Sellers shall be responsible for preparing or causing to be prepared all Asset Tax Returns for taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) that are required to be filed after the Closing. After the Closing, Purchaser will assist and cooperate with the Sellers in preparing such Asset Tax Returns.

(b) Purchaser shall prepare and timely file or cause to be prepared and timely filed (taking into account all extensions properly obtained) all Asset Tax Returns that are required to be filed for any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”). Purchaser shall prepare such Tax Returns in a manner consistent with past practice to the extent permitted by applicable Law and shall provide the Sellers with completed drafts of such Tax Returns for the Sellers’ review and reasonable comment at least 15 days prior to the due date for filing thereof, taking into account extensions (or, if such due date is within 15 days following the Closing Date, as promptly as practicable following the Closing Date) and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers to the extent permitted by applicable Law.

(c) The Sellers and their Subsidiaries shall be liable for all Seller Taxes, and Purchaser shall be liable for all other Asset Taxes. For purposes of this Agreement, in the case of any Straddle Period, (i) Asset Taxes based on or measured by sales or use, employment, or withholding or otherwise imposed on a transactional basis allocated to the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the day on the Closing Date and (ii) any other Asset Taxes shall be allocated to the portion of such Straddle Period ending on the Closing Date by prorating the amount of such Tax for the entire taxable period per diem. For the avoidance of doubt, to the extent the Sellers or a Subsidiary has prepaid or deposited any amounts of any Asset Taxes prior to the Closing, the Sellers shall receive credit for such amounts in determining the net amount of Asset Taxes that Sellers continue to be liable for pursuant to this Agreement.

(d) Except as required by applicable Law, Purchaser and its Affiliates shall not make or change any Tax election, or amend or refile (or grant an extension of any statute of limitation with respect to) any Tax Return, that could reasonably be expected to cause or result in a material increase in any Tax liability or a material reduction in any tax benefit in respect of any Pre-Closing Tax Period or Straddle Period relating to the Seller or the Business without the prior written consent of the Seller (not to be unreasonably withheld, conditioned, or delayed).

(e) Purchaser shall promptly notify the Sellers in writing upon receipt by Purchaser or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, proceedings or assessments relating to Pre-Closing Tax Period, Straddle Period or otherwise relating to an Asset Tax for which the Sellers may be liable (a “Seller Tax Claim”) or any other Tax for which Seller may be liable.

(f) The Sellers shall have the sole right to control the defense or resolution of any Seller Tax Claim solely relating to a Pre-Closing Tax Period, and to employ counsel of its choice at the Sellers’ expense; provided, however, that Purchaser and its representatives shall be permitted, at their expense, to observe and participate in any defense or resolution of such Seller Tax Claim and the Sellers shall promptly provide copies of any related correspondence for Purchaser’s review and comment, which Sellers shall consider in good faith. No Seller or any Affiliate of a Seller shall be entitled to settle, either administratively or after the commencement of litigation, any Seller Tax Claim governed by this Section 7.3(f) without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed).

(g) With respect to any Seller Tax Claim relating to a Straddle Period, the Purchaser shall have the sole right to control the defense or resolution of any such Seller Tax Claim, and to employ counsel of its choice at the Purchaser’s expense; provided, however, that Sellers and its representatives shall be permitted, at their expense, to observe and participate in any defense or resolution of such Seller Tax Claim and the Purchaser shall promptly provide copies of any related correspondence for Sellers’ review and comment, which Purchaser shall consider in good faith. Neither Purchaser nor any of its Affiliates shall be entitled to settle, either administratively or after the commencement of litigation, any Seller Tax Claim governed by this Section 7.3(g) without the prior written consent of Casa Seller (not to be unreasonably withheld, conditioned, or delayed).

(h) After the Closing, each of the Sellers and Purchaser shall (and shall cause their respective Affiliates to), at the expense of the requesting party:

(i) assist and cooperate in good faith with the requesting party in the payment of any Asset Taxes to the applicable Governmental Authority due on any Asset Tax Return that is required to be filed for a Straddle Period and for which such non-requesting party is a liable for pursuant to Section 7.3(c) (provided that, for the avoidance of doubt, the payment of any Taxes by a non-requesting party pursuant to this Section 7.3(h)(i) shall be at the expense of such non-requesting party);

(ii) reasonably cooperate in preparing for and defending any audits or proceedings of or disputes with Governmental Authorities regarding any Tax Returns required to be filed by, or Taxes related to the Transferred Assets due from, the Sellers for any Pre-Closing Tax Period or Straddle Period;

(iii) maintain and preserve until the expiration of the applicable statutes of limitations, and make available to the other Party as reasonably requested and to any Governmental Authority as reasonably required, all information, records and documents relating to Taxes related to the Transferred Assets for any Pre-Closing Tax Period or Straddle Period; and

(iv) furnish the other Party with copies of all correspondence received from any Governmental Authority in connection with any Tax audit, proceeding, assessment or information request relating to Taxes related to the Transferred Assets for a Pre-Closing Tax Period or Straddle Period, and furnish the other Party with copies of all records and documents relating to Taxes related to the Transferred Assets for a Pre-Closing Tax Period or Straddle Period that are proposed to be destroyed (and not otherwise in the possession of such other Party).

7.4 Employee Matters.

(a) Schedule 7.4(a) sets forth the names (where permitted under applicable privacy Laws) or other employee identifier of all individuals who are (i) employees or workers of the Sellers, their Subsidiaries or a professional employer organization as of the date hereof and (x) whose job responsibilities relate to the ownership, operation or use of the Transferred Assets or the Business or (y) whom Purchaser and the Sellers have otherwise designated as Scheduled Employees (the employees set forth on Schedule 7.4(a), as such Schedule may be updated in accordance with this Section 7.4(a), the “Scheduled Employees”), and (ii) independent contractors, consultants, or other service providers of the Sellers or their Subsidiaries as of the date hereof and (x) whose scope of work relates to the ownership, operation or use of the Transferred Assets or the Business or (y) whom Purchaser and the Sellers have otherwise designated as Scheduled Contractors (the independent contractors, consultants, or other service providers set forth on Schedule 7.4(a), the “Scheduled Contractors”). Schedule 7.4(a) also sets forth, for each Scheduled Employee or Scheduled Contractor as applicable, the Scheduled Employee’s or Scheduled Contractor’s job title or scope of work, date of hire or engagement, annual base salary or hourly wage rate (as applicable) or fee, target bonus opportunity for 2024 (if applicable), statutory notice period if not employed at will, and whether such Scheduled Employee is an Automatic Transfer Employee or an Offer Employee (the “Scheduled Workers Schedule”). The Scheduled Workers Schedule shall be held in confidence and shall not be filed with the Bankruptcy Court (unless under seal). From time to time following the date hereof (and not later than 12 Business Days prior to the expected Closing Date), (i) Purchaser may, in its sole discretion, add any employee, independent contractor, consultant or other service provider of the Sellers, their Subsidiaries or any professional employer organization whose job responsibilities relate to the ownership, operation or use of the Transferred Assets or the Business to the Scheduled Workers Schedule by providing the Casa Seller written notice of such addition, and (ii) to the extent necessary, the Sellers shall, in consultation with and following the approval of Purchaser, update the Scheduled Workers Schedule to reflect any changes thereto.

(b) The Sellers and Purchaser agree that the Transactions will constitute a relevant transfer for the purposes of the Regulations and, accordingly, that they will not operate so as to terminate the contracts of employment of any of the Automatic Transfer Employees. Such contracts of employment shall be transferred to a member of the Purchaser’s Group pursuant to the Regulations. The Sellers shall comply with their duties under the Regulations, and under any works council, information and consultation, or other similar agreement, including furnishing the Automatic Transfer Employees and/or their representatives (including elected representatives, work council representatives or union representatives as the case may be), with the information required to be provided under the Regulations in each relevant jurisdiction, and consulting with the Automatic Transfer Employees and/or their representatives to the extent required by the Regulations, any of the aforementioned agreements or by applicable Law. The Purchaser agrees to comply with its obligations and to take all actions required under applicable Law, including the Regulations, and any applicable collective bargaining agreements, and all other administrative actions as are reasonably necessary or appropriate (including providing the Sellers with details of (i) which member of the Purchaser’s Group will employ each Automatic Transfer Employee upon Closing, and (ii) any measures or changes to employment terms or working conditions envisaged by Purchaser that will affect the Automatic Transfer Employees).

(c) Purchaser shall, subject to applicable privacy Laws, have reasonable access to the Offer Employees and the relevant terms of their employment (including benefits) and the Scheduled Contractors and the relevant terms of their engagement for the purposes of preparing to make offers of employment or engagement, though shall not contact any Offer Employee or Scheduled Contractor without the Casa Seller’s consent (such consent not to be unreasonably delayed or withheld). Upon Purchaser’s request, Casa Seller will provide to the Offer Employees selected by Purchaser, a separation agreement in a form approved by Purchaser which will contain a waiver of any severance entitlement that the applicable Offer Employees would be eligible to receive due to their employment transfer to Purchaser as part of the Transactions. At least 10 Business Days prior to the expected Closing Date, Purchaser shall deliver to the Casa Seller the form of written offer of employment that is to be provided to the Offer Employees Purchaser intends to offer employment in accordance with the requirements set out in this Section 7.4, and the form of written independent contractor or consulting agreement that is to be provided to the Scheduled Contractors Purchaser intends to offer engagement, and in each case agrees to consider in good faith any comments provided by the Casa Seller on such form. No later than 7 Business Days prior to the expected Closing Date, Purchaser shall offer employment in writing to each of the Offer Employees it has selected and offer engagement in writing to each Scheduled Contractor it has selected, in each case, in its sole discretion, effective as of the Closing. For the avoidance of doubt, except as provided in Section 7.4(b), Purchaser shall have the right to offer employment to such Offer Employees and offer engagement to such Scheduled Contractors as it shall determine in its sole discretion, and, is not obligated to make offers to or to hire any Offer Employee or to make offers to or engage any Scheduled Contractors (including any Offer Employee who is provided with, but refuses to sign, a separation agreement as contemplated above in this Section 7.4(c)). No later than 2 Business Days prior to the expected Closing Date, Purchaser shall deliver to the Sellers a list identifying: each Offer Employee who has then accepted Purchaser’s offer of employment (each Offer Employee who accepts such offer on or prior to the Closing Date, successfully fulfills the conditions of such offer, as determined in Purchaser’s sole discretion, and actually commences employment with Purchaser, a “Continuing Offer Employee”), each Offer Employee who has then rejected Purchaser’s offer of employment or engagement, each Scheduled Contractor who has then accepted Purchaser’s offer of engagement (each Scheduled Contractor who accepts such offer on or prior to the Closing Date, successfully fulfills the conditions of such offer, as determined in Purchaser’s sole discretion, and actually commences engagement with Purchaser, a “Continuing Contractor”), and each Scheduled Contractor who has then rejected Purchaser’s offer of employment or engagement. Effective immediately prior to the Closing, the Sellers or their applicable Subsidiaries will terminate the employment of the Continuing Offer Employees and the engagement of the Continuing Contractors and will terminate the participation of all Continuing Offer Employees and Automatic Transfer Employees, if applicable, in the Seller Benefit Plans. Without limiting the foregoing, the termination of any Continuing Offer Employee residing in PRC (“PRC Continuing Offer Employee”) shall be pursuant to a mutual tripartite agreement among Casa China, such PRC Continuing Offer Employee and Purchaser’s Affiliate in China in a form reasonably consented to by Purchaser, and the Casa Seller shall provide written documentation of such agreements signed by Casa China and such PRC Continuing Offer Employee to Purchaser. The Sellers or their applicable Subsidiaries will be responsible for (i) the payment of all wages and other renumeration due to the Scheduled Employees and Scheduled Contractors with respect to their services as employees or independent contractors, consultants or service providers through the close of business on the Closing Date, (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage, to the extent required by applicable Law, including COBRA and ERISA, and provided in accordance therewith, for any Scheduled Employees that do not become Continuing Offer Employees and (iii) any and all payments to employees required under the WARN Act and any similar state or local law (excluding any liabilities triggered by post-Closing terminations by Purchaser; provided, that the Sellers provide a list of each former employee and their principal place of employment who has been terminated within the 90 days prior to the Closing) and the PRC Labor Law applicable to the Scheduled Employees. Notwithstanding the foregoing, when Purchaser delivers to the Casa Seller a list identifying each Continuing Offer Employee, in the event that Purchaser has not fulfilled the conditions for employing the PRC Continuing Offer Employees (including establishment of a subsidiary or branch company in the city where the PRC Continuing Offer Employees are located, opening of local bank account, social insurance account, and housing funds account, in each case by Purchaser or its applicable Affiliates), Purchaser may, in its sole discretion, provide the Casa Seller with written notice to postpone employment of the PRC Continuing Offer Employees by Purchaser or its applicable Affiliates, and the Sellers agree that (i) Casa China will continue to employ the PRC Continuing Offer Employees until Purchaser notifies the Casa Seller in writing that it has fulfilled the conditions for employing the PRC Continuing Offer Employees which shall occur as soon as practically possible and in any case no later than ninety (90) days after the Closing, (ii) within 7 business days of receiving Purchaser’s written notification that it has fulfilled the conditions for employing the PRC Continuing Offer Employees, Casa China shall terminate the employment of each PRC Continuing Offer Employee pursuant to a tripartite mutual agreement among Casa China, such PRC Continuing Offer Employee and Purchaser’s Affiliate in China in a form reasonably consented to by Purchaser, and the Casa Seller shall provide written documentation of such agreements signed by Casa China and such PRC Continuing Offer Employee to Purchaser, and (iii) Casa China will be responsible for

(x) the payment of all wages, renumeration, and statutory benefits, as set forth in Schedule 3.9, to the PRC Continuing Offer Employees with respect to their services as employees until the termination of their employment with Casa China; provided, that Purchaser or its applicable Affiliates shall prepay Casa China for such payments of wages, renumeration, and statutory benefits at least three (3) Business Days in advance of applicable employee pay dates; provided, that Casa China shall provide Purchaser or its applicable Affiliates with an invoice detailing the total payment amount as well as a breakdown of items and payments made to each PRC Continuing Offer Employee at least ten (10) Business Days in advance of applicable employee pay dates, and (y) the payment of any severance or separation benefits payable to each PRC Continuing Offer Employee arising from the termination of employment between Casa China and each PRC Continuing Offer Employee, to the extent required by the PRC Labor Law.

(d) Except to the extent otherwise required by applicable Law, for not less than 12 months following the Closing Date (the “Protected Period”), Purchaser shall provide each Continuing Offer Employee and each Automatic Transfer Employee who becomes employed by Purchaser (together, the “Continuing Employees”), for so long as he or she remains employed with Purchaser during the Protected Period, with: (i) annual base salary or hourly wage rate and cash target incentive compensation opportunities (for the avoidance of doubt, excluding equity incentives) that are no less favorable, in each case, than the annual base salary or hourly wage rate and cash target incentive compensation opportunities provided to such Continuing Employee by the Sellers immediately prior to the Closing Date and (ii) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee under Seller Benefit Plans as in effect immediately prior to the Closing Date (with such comparability analysis excluding any defined benefit pension plans, retiree welfare benefits, equity incentive compensation, and nonqualified deferred compensation). Each of the Parties shall take such actions reasonably required to provide that the employment of each Continuing Employee shall be transferred to or assumed by Purchaser and its Affiliates in a manner such that his or her employment shall be considered continuous and uninterrupted employment under applicable Laws. Purchaser shall, or shall cause an Affiliate to, recognize the service of Continuing Employees under any Seller Benefit Plan prior to the Closing Date as service with Purchaser under any employee pension benefit plan and employee welfare benefit plan and policy maintained by Purchaser which is made available to the Continuing Employees following the Closing Date by Purchaser for purposes of any waiting period, vesting and eligibility, severance entitlements, and the level of vacation pay accrual such that the Sellers or their Subsidiaries shall not be required to pay any severance payments or other separation benefits (including the employer-paid portion of any employment taxes) to any Continuing Employees after the Closing; provided, that Purchaser is not required to count such service of the Continuing Employees prior to the Closing Date in calculating the amount of an employee’s benefit under Purchaser’s plan or policy; and, provided further, that such crediting shall not result in the duplication of benefits with respect to any Continuing Employee. In addition, Purchaser shall use commercially reasonable efforts to waive, or cause its insurance carriers to waive, all limitations as to pre-existing conditions, if any, with respect to participation and coverage requirements applicable to Continuing Employees under any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Continuing Employees following the Closing Date by Purchaser.

(e) With respect to any Continuing Employee whose non-immigration authorization to work in the United States is based on an employer-sponsored petition, such as an H1B, the Sellers agrees to work with Purchaser in support of the transfer of sponsorship applicable to the Continuing Employee’s employment authorization. Purchaser shall use commercially reasonable efforts to obtain any sponsorship license (or local equivalent) necessary to employ the Continuing Employees outside the United States requiring a sponsored visa (each, a “Non-US Visa Employee”) prior to Closing and (ii) the appropriate visa or other work authorization for each Non-US Visa Employee as soon as reasonably practicable following the earliest permitted date under applicable Law.

(f) The provisions of this Section 7.4 are solely for the benefit of the Parties to the Agreement, and no Continuing Employee (including any beneficiary or dependent thereof), Continuing Contractor or any other Person shall be regarded for any purpose as a third-party beneficiary of the Agreement, and no provision of this Section 7.4 shall create such rights in any such persons with respect to the compensation, terms and conditions of employment or benefits that may be provided to any such employee or beneficiary or dependent by Sellers, Purchaser or any of their respective Affiliates or under any benefit plan (including any Seller Benefit Plans) which Sellers, Purchaser or any of its Affiliates may maintain, other than what is legally required in accordance with applicable Laws. Nothing in this Agreement is intended to (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) prevent Purchaser or any of its Affiliates from amending or terminating any compensation or benefit plan of Purchaser or its Affiliates on or after the Closing Date in accordance with the terms of such plan or applicable Law, or (iii) prevent Purchaser or any of its Affiliates from terminating the employment or engagement of any Continuing Employee or Continuing Contractor.

7.5 Shared Assets.

(a) To the extent the Transferred Assets (other than Transferred Intellectual Property) also relate to the Other Business (together with assets of the Other Business that also relate to the Business, collectively the “Shared Assets”), Purchaser shall use its commercially reasonable efforts to cooperate with the Other Purchaser in any lawful and commercially reasonable arrangement proposed by the Purchaser or the Other Purchaser to ensure the Other Purchaser receives the rights and benefits of such Shared Assets related to the Other Business as promptly as practicable after the later of (i) the Closing and (ii) the closing of the Other Purchaser’s purchase of the Other Business. The Sellers shall similarly obligate the Other Purchaser to agree in the Other Agreement to reasonably cooperate with Purchaser to provide Purchaser reciprocal rights and benefits to use any Shared Assets purchased by the Other Purchaser that also relate to the Business.

(b) If the Sellers inadvertently purported to assign ownership of any Transferred Intellectual Property (the “Disputed IP”) to the Other Purchaser or to any other Person, in addition to all other rights and remedies available to Purchaser, including the right to seek equitable relief to nullify the conflicting assignment of the Disputed IP, to compel acknowledgement of Purchaser’s exclusive ownership of the Disputed IP, to compel disgorgement by the Other Purchaser and others of all materials related to and embodying the Disputed IP, and to enjoin all third party uses of the Disputed IP, Purchaser shall meanwhile at a minimum and at all times have a worldwide, perpetual, irrevocable, unrestricted, fully paid up, right and license to use such Disputed IP. The Sellers shall require the Other Purchaser to acknowledge in the Other Agreement Purchaser’s right in any Disputed IP.

(c) If any Transferred Intellectual Property that is not material to the Business is also used in the Other Business (“Shared IP”), Purchaser agrees to grant and hereby does grant to the Other Purchaser a non-exclusive, worldwide, perpetual, irrevocable, unrestricted, fully paid up, right and license to use such Shared IP for and in the Other Business. Material Transferred Intellectual Property will in no event be considered Shared IP and the Other Purchaser will not have the right to use material Transferred Intellectual Property except with the prior written consent of Purchaser in its sole discretion; provided that Purchaser will not unreasonably withhold its consent to any transitional license on standard terms, if requested by the Other Purchaser, for any trademarks, service marks, brand names, logos, domain names, social media accounts and other source or business identifiers included in the Transferred Intellectual Property.

7.6 License Grant. The Sellers hereby grant to Purchaser a non-exclusive, worldwide, perpetual, irrevocable, transferable right and license, with the right to sublicense, to use the Purchaser Licensed IP listed in Schedule 7.6 for and in the Business. The license granted in this Section 7.6 to use Purchaser Licensed IP is for all purposes under this Agreement included in the Licensed IP that Purchaser has the right to use following the Closing, with the understanding that Purchaser’s right to use the Purchaser Licensed IP arises under this Agreement and not under an Assigned Contract. If and to the extent the Sellers, their Subsidiaries, assignees or licensees sell, transfer, assign, license or otherwise dispose of all or a portion of Purchaser Licensed IP, including to the Other Purchaser, all such sales, transfer, assignments, licenses and other dispositions shall be subject to Purchaser’s perpetual and irrevocable license rights in such Purchaser Licensed IP. The Sellers shall include Purchaser’s license rights in the Purchaser Licensed IP in the Other Agreement or any other agreement for the sale of the Purchaser Licensed IP to the Other Purchaser or to others.

7.7 Avoidance Actions. Purchaser covenants not to transfer, assign, pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any other local, state, federal or foreign tribunal, of the Avoidance Actions.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of the Parties to effect the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Casa Seller and Purchaser), at or prior to the Closing, of each of the following conditions:

(a) No Injunctions or Restraints. No Order or Law preventing the consummation of the Transactions shall be in effect.

(b) Sale Order. The Bankruptcy Court shall have entered the Bid Procedures Order and the Sale Order, each of which shall be a Final Order, in full force and effect and not subject to a stay, vacation or reversal.

8.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Purchaser), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Seller Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, which shall be so true and correct as of such date), and (ii) each of the other representations and warranties of the Sellers set forth in Article 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to materiality (including the word “material”), “Material Adverse Effect” or words of similar import set forth therein) as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, which shall be so true and correct as of such date), except, with respect to this clause (ii) only, where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants and Obligations. The Sellers shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. During the period from the date of this Agreement through the Closing Date, there shall not have occurred any Material Adverse Effect.

(d) Closing Deliverables. The Sellers shall have delivered to Purchaser the closing deliverables required to be delivered by the Sellers pursuant to Section 2.7(a) and Section 2.7(c).

(e) No Pending Proceeding. There shall not be pending or threatened any Action with respect to which any Governmental Authority is or has threatened to become a party (i) seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain from Purchaser or its Affiliates any damages that are material in relation to the Transferred Assets, or (ii) otherwise inquiring into the compliance of the Transactions with the Antitrust Laws.

8.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the Transactions is subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Sellers), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. (i) Each of the Fundamental Purchaser Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, which shall be so true and correct as of such date), and (ii) each of the other representations and warranties of Purchaser set forth in Article 4 shall be true and correct in all material respects (without giving effect to any qualifications or limitations as to materiality (including the word “material”) or words of similar import set forth therein) as of the date hereof and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, which shall be so true and correct as of such date), except, with respect to this clause (ii) only, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially impair Purchaser’s performance of its obligations under this Agreement or the Related Documents or the consummation of the Transactions.

(b) Performance of Covenants and Obligations. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing.

(c) Closing Deliverables. Purchaser shall have delivered to the Casa Seller the closing deliverables required to be delivered by Purchaser pursuant to Section 2.7(a) and Section 2.7(b).

ARTICLE 9

TERMINATION

9.1 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Casa Seller;

(b) by Purchaser or the Casa Seller, by written notice to the other Party, if (i) the Bankruptcy Court enters an Order approving a Competing Bid or any sale or other disposition of all or substantially all of the Transferred Assets to a Person other than Purchaser (each, an “Alternate Transaction”) or (ii) upon the Casa Seller or any of its Subsidiaries entering into a definitive agreement with respect to an Alternate Transaction;

(c) by Purchaser, if (i) the Casa Seller withdraws the Sale Motion, (ii) the Casa Seller moves to voluntarily dismiss the Bankruptcy Cases or the Bankruptcy Court otherwise orders, (iii) the Casa Seller moves for conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code or the Bankruptcy Court otherwise orders, (iv) the Casa Seller moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code or a trustee in the Bankruptcy Cases or the Bankruptcy Court otherwise orders, (v) Purchaser is not selected as the Successful Bidder or the Back-Up Bidder at the conclusion of the Auction or (vi) there is in effect a Final Order of a Governmental Authority of competent jurisdiction restraining, enjoining, or otherwise prohibiting the consummation of the Transactions;

(d) by Purchaser, by written notice from Purchaser to the Casa Seller, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Sellers in this Agreement, and such breach or inaccuracy would result in a failure of any of the conditions in Section 8.1 or Section 8.2 to be satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Sellers prior to the earlier of (i) 20 Business Days after receipt of written notice from Purchaser requesting such breach or inaccuracy be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach or inaccuracy, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(e) by the Casa Seller, by written notice from the Casa Seller to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, and such breach or inaccuracy would result in a failure of any of the conditions in Section 8.1 or Section 8.3 to be satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) 20 Business Days after receipt of written notice from the Casa Seller requesting such breach or inaccuracy be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to the Casa Seller if the failure of the Sellers to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach or inaccuracy, or if the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Sellers in this Agreement;

(f) by Purchaser or the Casa Seller, by written notice from Purchaser or the Casa Seller to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become Final Orders; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to the Party seeking to terminate if any action of such Party or any failure of such Party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement; or

(g) by Purchaser or the Casa Seller, by written notice from Purchaser or the Casa Seller to the other, if the Closing has not occurred on or prior to June 6, 2024 (the “Outside Date”); provided, however, that the Party exercising the right to terminate this Agreement pursuant to this Section 9.1(g) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement.

9.2 Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the Parties under this Agreement shall terminate without further Liability or obligation to the other Party; provided, however, that, notwithstanding the foregoing, (i) the Liabilities and obligations under (A) the Confidentiality Agreement, and (B) Section 2.8(c), Section 6.2(c), this Section 9.2 and Article 10 shall continue in full force and effect, and (ii) nothing in this Section 9.2 shall relieve any Party from Liability for any breach of this Agreement occurring prior to any such termination; provided, further, however, that absent Fraud or willful misconduct, and other than as provided in this Section 9.2, notwithstanding anything to the contrary contained in this Agreement, (I) the maximum Liability of the Casa Seller under this Agreement (including for any and all such breaches or if this Agreement is terminated by Purchaser or the Casa Seller pursuant to Section 9.1(b)) shall not exceed an aggregate amount equal to the Break-Up Fee and the Expense Reimbursement Amount and (II) the maximum aggregate Liability of Purchaser under this Agreement (including for any and all such breaches, including if this Agreement is terminated by the Casa Seller pursuant to Section 9.1(e)) shall not exceed the amount of the Deposit Escrow Amount. The Seller’s receipt of the Deposit Escrow Amount shall be the sole and exclusive remedy against Purchaser in the event that the Casa Seller terminates this Agreement pursuant to Section 9.1(e).

(b) In consideration of Purchaser and its Affiliates having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Transferred Assets, and to compensate Purchaser as a stalking-horse bidder in connection with the Auction, (i) should this Agreement be terminated pursuant to Section 9.1(b), (c), or (d) and the Casa Seller consummates an Alternate Transaction at any time within the six-month period following such termination, then in such event the Casa Seller shall pay to Purchaser within one (1) Business Day of the consummation of such Alternate Transaction (1) an amount equal to $600,000 (the “Break-Up Fee”) and (2) the Expense Reimbursement Amount (to the extent the Expense Reimbursement Amount has not already been paid pursuant to clause (ii)), and (ii) should this Agreement be terminated at any time pursuant to Section 9.1(b), (c), (d), or (f), then in such event the Casa Seller shall pay to Purchaser (1) $375,000 of the Expense Reimbursement Amount within one (1) Business Day of the termination of this Agreement, which shall be payable as a carve-out from the collateral of the Term Lenders, and (2) $125,000 of the Expense Reimbursement Amount, which shall be an allowed administrative expense claim under section 503(b) of the Bankruptcy Code, (I) on or after the effective date in accordance with the terms of a confirmed chapter 11 plan or (II) in the order of priority in any case converted to chapter 7 of the Bankruptcy Code, in each case of clauses (i) and (ii), by wire transfer of immediately available funds, without further order of the Bankruptcy Court.

(c) Any Break-Up Fee and Expense Reimbursement Amount (collectively, the “Bid Protections”) that are payable to Purchaser pursuant to Section 9.2(b)(i) shall, to the extent applicable, be paid from the proceeds of the Alternate Transaction at the closing thereof and such proceeds equal to the amount of such Bid Protections shall be expressly carved-out from the collateral of the Term Lenders. If the Alternate Transaction is the result of a Successful Bid without a cash component sufficient to pay all or a portion of such Bid Protections, then, to the extent applicable, any resulting unpaid portion of such Bid Protections shall be payable at the closing of such Alternate Transaction as a carve-out from the collateral of the Term Lenders. For the avoidance of doubt, the foregoing applies whether the Alternate Transaction is consummated pursuant to Section 363 of the Bankruptcy Code or pursuant to a plan.

ARTICLE 10

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. All covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive Closing and shall therefor terminate, including any Action for damages in respect of any breach or inaccuracy thereof. Notwithstanding the foregoing, the provisions of Section 2.8, Section 6.2, Section 9.2, this Article 10 and the Confidentiality Agreement shall survive the Closing.

10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the Parties with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the Parties with respect to such subject matter or any prior course of dealings. The Parties have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the Parties expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the Parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.

10.3 Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by, in the case of an amendment, supplement or change, the Casa Seller and Purchaser, and in the case of a waiver, the party against whom enforcement of any such waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement or the Related Documents is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law. No Party shall assert, and each Party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

10.5 Expenses and Obligations. Except as otherwise provided in this Agreement, including as set forth in Section 9.2(b) and Section 2.9, all costs and expenses incurred by the Parties in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the Party that has incurred such expenses.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, and (c) if delivered by electronic mail on the date of transmission, if sent on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day), in each case to the appropriate addresses or email addresses set forth below (or to such other addresses as a Party may designate by notice to the other Party in accordance with this Section 10.6):

If to Purchaser:

Vecima Technology Inc.

4375 River Green Parkway, Suite 100

Duluth, GA 30096

Attention: Legal Department

Email: legaldept@vecima.com

with a copy to (which will not constitute notice):

Arnold & Porter Kaye Scholer LLP

70 W. Madison Street, Suite 4200

Chicago, IL 60602

Attention: Donal O’Brien and James Attonito

Email: donal.obrien@arnoldporter.com; james.attonito@arnoldporter.com

and

Arnold & Porter Kaye Scholer LLP

70 W. Madison Street, Suite 4200

Chicago, IL 60602

Attention: Tyler Nurnberg and Sarah Gryll

Email: tyler.nurnberg@arnoldporter.com; sarah.gryll@arnoldporter.com

If to the Sellers:

Casa Systems, Inc.

100 Old River Road

Andover, MA 01810

Attention: Timothy Rodenberger

Email: timothy.rodenberger@casa-systems.com

with a copy to (which will not constitute notice):

Sidley Austin LLP

787 Seventh Ave.

New York, NY 10019

Attention: Stephen E. Hessler and Patrick Venter

Email: shessler@sidley.com; pventer@sidley.com

and

Sidley Austin LLP

2021 McKinney Ave.

Suite 2000

Dallas, Texas 75201

Attention: Kelly Dybala, William D. Howell

Email: kdybala@sidley.com; bhowell@sidley.com

and

Ducera Partners LLC

11 Times Square, 36th Floor

New York, New York 10036

Attention: Michael Kramer; Bradley Robins

Email: mkramer@ducerapartners.com; brobins@ducerapartners.com

10.7 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the Parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

10.8 Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.9 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6, and each Party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The Parties hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

10.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or applicable Law.

10.12 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the Parties. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any Party at any time, whether or not by operation of law, without the prior written consent of the Casa Seller and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may assign (i) any of its rights or delegate any of its duties under this Agreement, in whole or from time to time in part, including to purchase any or all of the Purchased Assets, to offer employment to any or all Scheduled Employees and to employ any or all Continuing Employees, to one or more of its Affiliates (including, for the avoidance of doubt, any local “branch office” or similar extension of Purchaser or any of its Affiliates), and (ii) its rights, but not its duties, under this Agreement to any of its financing sources and (b) the Sellers may assign any of their rights or delegate any of their duties under this Agreement to any of their Affiliates or to any successor entity (including any liquidating trust) pursuant to a chapter 11 plan confirmed by the Bankruptcy Court; provided, further, however, that, in each case, such assignment shall not release the Parties from their obligations under this Agreement. Upon any such permitted assignment, the references in this Agreement to a Seller or Purchaser will also apply to such assignee unless the context requires otherwise.

10.13 Specific Enforcement; Remedies. The Parties agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser, on the one hand, and the Sellers, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Sellers or Purchaser, as applicable, to cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Sellers nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement. Each of the Parties hereby (A) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. Notwithstanding anything to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Sellers to remedy any breach of any representation or warranty of the Sellers.

10.14 Third-Party Beneficiaries. Except as set forth in Section 10.15 (with respect to the Nonparty Affiliates), Section 10.16 (with respect to the released parties identified therein) and the next sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 10.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any Party. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.15 No Personal Liability of Directors, Officers and Owners. Except with respect to any claim for Fraud, (a) all Related Claims may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”) and (b) no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any Liability pursuant to any Related Claim, and, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases all such Liabilities, rights, claims, demands, or causes of action against any such Nonparty Affiliates and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

10.16 General Release.

(a) Effective as of the Closing, the Sellers, on behalf of themselves, their Affiliates and each of their respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (each of the foregoing, a “Seller Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Purchaser, any subsidiary of Purchaser, and their respective Affiliates and each of the foregoing’s respective past, present and/or future directors (and Persons in similar positions), managers, officers, employees, agents, general or limited partners, management companies, stockholders, members, equity holders, controlling Persons, other representatives and Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing, from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity with respect to the Transferred Assets and Assumed Liabilities, whether existing as of the Closing or arising thereafter, that a Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date, except to the extent such actions or omissions constitute Fraud or willful misconduct. The foregoing sentence shall not be deemed to be a release or waiver by a Seller Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

(b) Effective as of the Closing, Purchaser, on behalf of itself, its Affiliates and each of their respective past, present and/or future officers, directors (and Persons in similar positions), employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (each of the foregoing, a “Purchaser Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges the Sellers, any Subsidiary of the Sellers, and their respective Affiliates and each of the foregoing’s respective past, present and/or future directors (and Persons in similar positions), managers, officers, employees, agents, general or limited partners, management companies, stockholders, members, equity holders, controlling Persons, other representatives and Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing, from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, all claims, Actions, causes of action, suits, rights, debts, agreements, Losses and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity with respect to the Excluded Assets and Excluded Liabilities, whether existing as of the Closing or arising thereafter, that a Purchaser Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date, except to the extent such actions or omissions constitute Fraud or willful misconduct. The foregoing sentence shall not be deemed to be a release or waiver by a Purchaser Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

10.17 Legal Representation. Purchaser and the Sellers acknowledge and agree that the Law Firm has represented the Sellers and their Affiliates in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions, and that the Sellers, their Affiliates and its partners, officers, directors and representatives (the “Seller Group Members”) have a reasonable expectation that the Law Firm will represent them in connection with any Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Related Documents or the Transactions. Purchaser hereby, on behalf of itself and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information arising from communications prior to the Closing between the Sellers (including any one or more officers, directors or stockholders of the Sellers), on the one hand, and the Law Firm, on the other hand, relating to the negotiation, preparation, execution or delivery of this Agreement or any Related Document or the consummation of the Transactions that is, immediately prior to the Closing, subject to attorney-client privilege, evidentiary privileges (including the work product doctrine), or attorney-client confidence under applicable Law (“Attorney-Client Information”), are not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Business or the Transferred Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, the Sellers for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to the Sellers; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause the Law Firm to retain, any such Attorney-Client Information in the possession of the Law Firm or the Seller Group Members at the Closing; (c) agree not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Purchaser Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of Purchaser after the Closing; and (e) consent to the Law Firm’s representation after the Closing of any Seller Group Member in any Action to the extent relating to the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent. In the event that any Action arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 10.17 without the prior written consent of the Casa Seller; provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall promptly notify the Casa Seller in writing of such requirement (without making disclosure) and shall provide the Sellers with such commercially reasonable cooperation and assistance to enable the Sellers to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

VECIMA TECHNOLOGY INC.

By:	/s/ Sumit Kumar
Name: Sumit Kumar
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

CASA SELLER:

CASA SYSTEMS, INC.

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: Chief Financial Officer

Signature Page to Asset Purchase Agreement

CASA IRELAND:

CASA COMMUNICATIONS LIMITED

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: President

Signature Page to Asset Purchase Agreement

CASA CHINA:

GUANGZHOU CASA COMMUNICATIONS LTD

By:	/s/ Sophie (Rongke) Xie
	Name:	Sophie (Ronkge) Xie
	Title:	Executive Director, Legal Representative

Signature Page to Asset Purchase Agreement

CASA CANADA:

CASA SYSTEMS CANADA LTD.

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

CASA NETHERLANDS:

CASA SYSTEMS B.V.

By:	/s/ Edward Durkin
Name: Edward Durkin
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

CASA SPAIN:

CASA COMMUNICATIONS TECHNOLOGY S.L.U.

By:	/s/ Timothy Rodenberger
Name: Timothy Rodenberger
Title: Authorized Signatory

Signature Page to Asset Purchase Agreement

EXHIBIT A

Form of Bill of Sale and Assignment and Assumption Agreement

See attached.

Exhibit A to Asset Purchase Agreement

EXHIBIT B

Escrow Agreement

See attached.

Exhibit B to Asset Purchase Agreement

EXHIBITC

Deposit Agreement

See attached.

Exhibit C to Asset Purchase Agreement

EXHIBIT D

Form of IP Assignment

See attached.

Exhibit D to Asset Purchase Agreement

EXHIBIT E

Sale Order

To be appended prior to the Closing Date.

Exhibit E to Asset Purchase Agreement